UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

OUTERWALL INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 1, 2016

Dear Outerwall Stockholders:

We are pleased to invite you to the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. local time on Thursday, July 7, 2016, at the Conifer Building, located at 1450 114th Ave. SE, Bellevue, WA 98004. Directions to the Conifer Building are available on our website at www.outerwall.com/proxy.

At the Annual Meeting, you will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016;

3.	approve, on an advisory basis, the compensation of our named executive officers;

4.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

5.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors recommends that you vote:

FOR the election of the two Board-nominated directors;

FOR the approval of the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016;

FOR the approval of the compensation of our named executive officers; and

FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

At the Annual Meeting, you will also have the opportunity to hear a review of our business operations during the past year and ask questions.

If you have any questions concerning the Annual Meeting or any matters contained in the Proxy Statement, please contact our Investor Relations Department via telephone at (425) 943-8242 or via email at investor.relations@outerwall.com.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the enclosed Proxy Statement, and vote by telephone, by internet, or by marking your vote on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed envelope. Your vote is important, so please return your proxy card or vote by telephone or by internet promptly.

Sincerely,

Nelson C. Chan Chair of the Board of Directors	Erik E. Prusch Chief Executive Officer

OUTERWALL INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JULY 7, 2016

10:00 A.M. LOCAL TIME

BELLEVUE, WASHINGTON

TO THE STOCKHOLDERS OF OUTERWALL INC.:

On Thursday, July 7, 2016, we will hold our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) at the Conifer Building, located at 1450 114th Ave. SE, Bellevue, WA 98004. The Annual Meeting will begin at 10:00 a.m. local time. Directions to the Conifer Building, where you will be able to attend the Annual Meeting and vote in person, are available on our website at www.outerwall.com/proxy.

At the Annual Meeting, stockholders will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016;

3.	approve, on an advisory basis, the compensation of our named executive officers;

4.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

5.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Proxy Statement fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on May 26, 2016. At the Annual Meeting and for ten days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242.

Regardless of whether you plan to attend the Annual Meeting, please vote by telephone, by internet, or by completing, dating, signing, and returning the enclosed proxy card by mail as promptly as possible in order to ensure your representation at the Annual Meeting. A prepaid return envelope is enclosed for returning the proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by Outerwall Inc. on behalf of the Board of Directors for the Annual Meeting. Distribution of the Proxy Statement and form of proxy to stockholders is scheduled to begin on or shortly after June 1, 2016.

By Order of the Board of Directors

Donald R. Rench Chief Legal Officer, General Counsel, and Corporate Secretary

Bellevue, Washington

June 1, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on July 7, 2016.

The Proxy Statement and the 2015 Annual Report are available at www.outerwall.com/proxy.

-i-

OUTERWALL INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (our “Board” or “Board of Directors”) of Outerwall Inc. (“Outerwall,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and form of proxy are scheduled to be distributed to stockholders beginning on or shortly after June 1, 2016.

You are invited to attend our Annual Meeting on Thursday, July 7, 2016, beginning at 10:00 a.m. local time. The Annual Meeting will be held at the Conifer Building, located at 1450 114th Ave. SE, Bellevue, WA 98004. Directions to the Conifer Building are available on our website at www.outerwall.com/proxy.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of certain current and former directors and certain current and former executive officers for fiscal year 2015, and other information.

Who is entitled to vote?

Holders of Outerwall common stock at the close of business on May 26, 2016 (the “Record Date”) are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were 17,254,678 shares of Outerwall common stock outstanding and entitled to vote.

How many votes do I have?

Each share of Outerwall common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Outerwall common stock, you are entitled to 30 votes on each matter at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Outerwall’s transfer agent, Computershare Inc., you are considered, with respect to those shares, the “stockholder of record,” and the Notice, Proxy Statement, Outerwall’s Annual Report to Stockholders (including Outerwall’s Form 10-K for the year ended December 31, 2015, as filed on February 4, 2016) (the “Annual Report”), and proxy card have been sent directly to you by Broadridge Financial Solutions, Inc.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report, and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form included in the applicable mailing.

What am I voting on?

You are being asked to vote on four proposals:

(1)	the election of two directors nominated by our Board of Directors;

(2)	the approval of the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016;

(3)	the approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis”); and

(4)	the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm.

In addition, you will be asked to consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How do I vote?

You can vote using any one of the methods described below.

Vote by Internet.    You can vote by internet. The website address for internet voting can be accessed through the website printed on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. You can use the internet to transmit your voting instructions until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Internet voting is available 24 hours a day.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number appearing on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. In order to cast your vote telephonically, you must transmit your voting instructions from a touch-tone telephone by 11:59 p.m. Eastern Time on the day before the Annual Meeting. Telephone voting is available 24 hours a day.

Vote by Mail.    You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting.    You can vote in person by attending the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by internet, or by mail so that your vote will be counted if you later decide not to attend.

Outerwall is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

In certain cases, only one Annual Report and one Proxy Statement are delivered to multiple stockholders sharing an address. Upon request, the Company will promptly deliver separate copies of the Annual Report and Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered. The stockholder should request the separate copies by contacting our Investor Relations Department via telephone at (425) 943-8242 or by writing to the following address: Corporate Secretary, Outerwall Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

Stockholders of record sharing an address who are receiving multiple copies of the Annual Report and Proxy Statement may request delivery of single copies by contacting the Company in the manner provided above.

If you received more than one proxy card or voting instruction form, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(1)	delivering appropriate written notice to the Company;

(2)	timely delivering a valid, subsequent proxy by internet, by telephone, or by mail; or

(3)	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy, as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non-votes” (as described under the heading “What are ‘broker non-votes’ and how do they affect the proposals?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Election of Directors.    Under Outerwall’s Amended and Restated Bylaws (our “Bylaws”), a majority voting standard applies to the election of directors in an uncontested election. This means that each of the directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” the director exceeds the number of votes cast “against” the director, with stockholders given the ability to cast votes “for” or “against” a director or to “abstain” from such a vote. Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” or “against” a director will be counted. Each incumbent director who has been nominated for election at the Annual Meeting has tendered an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for election at the Annual Meeting and (ii) the acceptance of such resignation by a committee of our independent directors. In the event that one of the director nominees does not receive a majority of the votes cast at the Annual Meeting, a committee of our independent directors will determine whether to accept or reject the previously tendered resignation, or whether other action should be taken. The committee of independent directors is generally required to act in such instances within 90 days of the certification of the election results.

Approval of the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016.     The affirmative vote of a majority of the votes cast on the proposal to approve the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016, at which a quorum is present, either in person or by proxy, is required to approve the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Advisory Vote to Approve Compensation of Named Executive Officers.    Under our Bylaws, the votes cast “for” must exceed the votes cast “against” the advisory resolution to approve the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” the proposal.

Ratification of KPMG LLP.     Under our Bylaws, the votes cast “for” must exceed the votes cast “against” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Abstentions and, if applicable, broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” the proposal.

Other Proposals.     Generally, under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve proposals (unless otherwise required by Outerwall’s Restated Certificate of Incorporation, as amended (our “Restated Certificate”), our Bylaws, or by law). Abstentions and, if applicable, broker non-votes generally will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” these proposals.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the Notice. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have the authority to vote the shares in their best judgment.

What are “broker non-votes” and how do they affect the proposals?

A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on the election of directors, the proposal to approve the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016, or the advisory resolution to approve the compensation of our Named Executive Officers, without your voting instructions on those proposals, because such proposals are considered “non-discretionary.” Accordingly, without your voting instructions on those proposals, a broker non-vote will occur.

What is the effect of the advisory resolution to approve the compensation of our Named Executive Officers?

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a nonbinding, advisory vote to approve the compensation of our Named Executive Officers, commonly known as a “say-on-pay” proposal. In 2011, our stockholders voted that we conduct advisory votes to approve the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually. Although this advisory vote is not binding upon the Board of Directors or the Company, the Board of Directors and the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect to have our stockholders vote again, on a nonbinding, advisory basis, on whether we should have a say-on-pay proposal every one, two, or three years at the 2017 Annual Meeting of Stockholders.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm?

Selection of our independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors (the “Audit Committee”) to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will count all votes, and Galen C. Smith, our Chief Financial Officer, and Donald R. Rench, our Chief Legal Officer, General Counsel, and Corporate Secretary, together or individually, will serve as the inspectors of election. The inspectors of election will separately count affirmative and negative votes, abstentions, and broker non-votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Innisfree M&A Incorporated to aid in the solicitation of proxies. We currently estimate the fees payable to Innisfree M&A Incorporated in connection with such services to be approximately $60,000, plus reimbursement of out-of-pocket expenses.

When will Outerwall announce the results of the voting?

We will announce preliminary voting results at the Annual Meeting. We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting. The report on Form 8-K, and any amendments, will be available at www.sec.gov and on our website at ir.outerwall.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Company stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If you are a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your account statement reflecting ownership as of the Record Date, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Certificate and Bylaws currently divide the Board of Directors into three classes. Each class has a three-year term. In addition, generally, only persons elected by a majority of the directors then in office may fill vacancies on the Board.

Board Composition

As of April 22, 2016, the Board of Directors was composed of eight members, divided into three classes as follows:

Name	Age	Term Expiring in	Audit Committee	Compensation Committee	Nominating and Governance Committee
Jeffrey J. Brown	55	2017
Nelson C. Chan	54	2018			**
Nora M. Denzel†	53	2016			*
David M. Eskenazy	53	2017	*	*
Ross G. Landsbaum	53	2018	*
Erik E. Prusch	49	2016
Robert D. Sznewajs	69	2017	**	*
Ronald B. Woodard	73	2016		**	*

*	Member

**	Chairperson

†	Due to Ms. Denzel’s service as Interim Chief Executive Officer, effective from January 18, 2015 to July 31, 2015, Ms. Denzel resigned as a member of the Audit Committee and Compensation Committee as of the commencement of such service.

If elected at the Annual Meeting, Ms. Denzel and Mr. Prusch will serve until the 2019 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their earlier death, resignation, or retirement. Messrs. Brown, Chan, Eskenazy, Landsbaum, and Sznewajs will continue in office until their respective successor is duly elected and qualified, or until their earlier death, resignation, or retirement. Mr. Woodard will not stand for reelection at the Annual Meeting in accordance with the age limit contained in the Director Retirement section of our Corporate Governance Principles. In connection with the expiration of Mr. Woodard’s three-year term at the Annual Meeting, only two nominees will be voted on at the Annual Meeting, and the Board plans to decrease the size of the Board from eight members to seven at the Board meeting immediately following the Annual Meeting.

Mr. Brown was appointed to the Board of Directors pursuant to the Engaged Agreement, as defined and described below under “Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons—Related Person Transactions.”

Except as otherwise specified in a proxy, proxies will be voted for the Board nominees. Ms. Denzel and Mr. Prusch have consented to being named as Board nominees in this Proxy Statement and have each agreed to serve if elected. Management has no reason to believe that they will be unable to serve. If any of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Nora M. Denzel

Nora M. Denzel has been a director of Outerwall since January 2013, and has previously served as Interim Chief Executive Officer of Outerwall from January 2015 to July 2015. From February 2008 through August 2012, Ms. Denzel held various management positions at Intuit Inc. (a provider of business and financial management solutions software), including senior vice president of marketing, big data and social, and senior vice president and general manager of the employee management solutions business unit. From 2000 to 2006, Ms. Denzel served as senior vice president of the software global business unit and the storage and consulting divisions at Hewlett-Packard Company (a software and technology hardware provider). From 1997 to 2000, Ms. Denzel served as senior vice president, product operations, at Legato Systems Inc. (a data storage management software company). Ms. Denzel served as director, global storage software, at International Business Machines Corporation (a technology services, enterprise software and systems provider) from 1984 to 1997. Ms. Denzel is a member of the board of directors of Telefonaktiebolaget L.M. Ericsson (a telecommunications equipment and services provider) and Advanced Micro Devices, Inc. (a semiconductor company). Ms. Denzel served as a director of Overland Storage, Inc. (a provider of data management and protection products and services) from 2007 to 2013 and Saba Software, Inc. (a provider of learning and talent management solutions software and services) from 2011 to 2015.

Ms. Denzel brings to our Board of Directors a unique skill set and insight from her background in enterprise software, engineering, social product design, and marketing. Her experience as a senior business and technology executive at global organizations, such as Intuit, Hewlett-Packard, and IBM provide her with special knowledge in customer experience and competitive considerations.

Erik E. Prusch

Erik E. Prusch has been a director and has served as Chief Executive Officer of the Company since July 2015. Mr. Prusch has served as Interim President, Redbox Automated Retail, LLC (“Redbox”), Outerwall’s wholly-owned subsidiary, since December 2015. Previously, Mr. Prusch served as chief executive officer of NetMotion Wireless, Inc. from January 2014 to November 2014 and of Lumension Security, Inc. from May 2014 to November 2014 (both providers of mobile and enterprise security products and services). He also served as an advisor to Clearlake Capital (a private equity fund) from January 2014 to November 2014. Prior to that, Mr. Prusch served as chief executive officer and president of Clearwire Corporation (a provider of 4G wireless broadband services) from August 2011 until July 2013, as its chief operating officer from March 2011 to August 2011, and as its chief financial officer from August 2009 to March 2011; he served as a member of the board of directors of Clearwire from February 2012 to July 2013. Before then, Mr. Prusch served as president and chief executive officer of Borland Software Corporation (a provider of enterprise software tools and solutions) from December 2008 to July 2009 and as its chief financial officer from November 2006 to December 2008. Previous to Borland, Mr. Prusch was vice president of finance in the Turbo Tax division of Intuit Inc. (a provider of business and financial management solutions software) from January 2004 to November 2006. Prior to that, he served as chief financial officer of Identix Incorporated (a provider of identification and authentication platforms and solutions) and before then, he served as vice president and chief financial officer, finance and operations in Gateway Computers’ Gateway Business division (a computer hardware company). He began his career at Touche Ross (an accounting firm) and PepsiCo (a food and beverage processing company).

Through his experience as Chief Executive Officer, Mr. Prusch brings intimate knowledge of Outerwall’s day-to-day operations to our Board of Directors. In addition, through his prior financial and management experience, Mr. Prusch has a broad understanding of the financial, operational, and strategic issues facing companies such as Outerwall.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Jeffrey J. Brown

Jeffrey J. Brown has been a director of Outerwall since April 2016. Mr. Brown is the chief executive officer and founding member of Brown Equity Partners, LLC (“BEP”) (a principal investment firm). Prior to founding BEP in 2007, Mr. Brown served as a founding partner and primary deal originator of Forrest Binkley & Brown (a venture capital and private equity firm) from 1993 to 2007. Mr. Brown currently serves as a director of Medifast, Inc. (a nutrition and weight loss company). From 2014 until 2016, Mr. Brown served as a director of RCS Capital Corporation (an investment firm). From 2011 until 2015, Mr. Brown served as a director of Midatech Pharma PLC (a nano-medicine company). From 2012 until 2014, Mr. Brown served as a director of Nordion, Inc. (a health science company). From 2009 until 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc. (a real estate investment trust). In the course of his career, Mr. Brown has also worked at Hughes Aircraft Company (an aerospace and defense contractor), Morgan Stanley & Co. (a global financial services firm), Security Pacific Capital Corporation (a national bank) and Bank of America Corporation (a global financial services firm).

Mr. Brown was appointed as a director pursuant to an agreement between the Company, Engaged Capital, LLC and certain of its affiliates (“Engaged”), and Mr. Brown, as described below in “Related Person Transactions.” Mr. Brown brings to our Board of Directors extensive public and private company board experience. Mr. Brown has significant experience in working with companies on transformational transactions, which will benefit our Board as it evaluates strategic and financial alternatives to maximize stockholder value.

David M. Eskenazy

David M. Eskenazy has been a director of Outerwall since August 2000. Mr. Eskenazy has served as president of Merrill Gardens LLC (a senior living community company) since February 2015. He served as chief financial officer for Aegis Senior Communities (a senior living management company specializing in assisted living and memory care) from August 2009 to May 2014, and as president from May 2014 to June 2014. He served as a principal in Esky Advisors LLC (a business advisory services firm) from 2008 to 2010. He served as chief operating officer and chief investment officer of Investco Financial Corporation (a real estate development and management company in the Puget Sound region) at various times from 2007 to 2008. From 1987 to 2006, he held a number of financial positions, ultimately serving as executive vice president and chief operating officer at R.C. Hedreen Co. (a hotel development and investment firm). Prior to that, he served on the audit staff of Peat Marwick Mitchell & Co. (an accounting firm). Mr. Eskenazy is a certified public accountant (inactive).

Having served as an independent director of Outerwall since 2000 and chairperson of the Audit Committee from 2001 to 2013, Mr. Eskenazy possesses a wealth of historical Outerwall institutional knowledge. In addition, with his over 25 years of management, finance, investment, and accounting experience, he brings deep financial, investment, and management experience and an understanding of complex accounting to our Board of Directors.

Robert D. Sznewajs

Robert D. Sznewajs has been a director of Outerwall since August 2002. From 2000 to 2013, Mr. Sznewajs served as president, chief executive officer, and a member of the board of directors of West Coast Bancorp (a bank holding company). He was also a member of the board of directors of the Portland Branch of the Federal Reserve Bank of San Francisco from 2004 to 2009. In 2013, Mr. Sznewajs was appointed as a member of the board of directors of Banc of California, N.A. (a national bank). Mr. Sznewajs is a certified public accountant (inactive).

Mr. Sznewajs brings valuable leadership experience to the Board of Directors, having served in multiple board and executive leadership positions at public and private companies. Mr. Sznewajs also brings to our Board a valuable understanding of accounting functions, financial operations, and retail consumers, as well as a general appreciation for the current economic, business, and governance issues facing public companies from the perspective of a board member and chief executive officer.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Nelson C. Chan

Nelson C. Chan has been a director of Outerwall since July 2011, and has served as the Board of Directors’ independent non-employee Chair since June 2013. Mr. Chan served as chief executive officer of Magellan Corporation (a portable GPS navigation consumer electronics company) from December 2006 to August 2008. From 1992 to 2006, he held various management positions at SanDisk Corporation (a manufacturer and supplier of flash brand data storage products), including executive vice president and general manager, consumer business. Mr. Chan is currently a director of Adesto Technologies Corporation (provider of low power memory solutions), Deckers Outdoor Corporation (a footwear, apparel and accessories design, marketing, and distribution company), and Synaptics, Inc. (a developer of consumer interface solutions). Mr. Chan was a member of the board of directors of Affymetrix Inc. (a genetic analysis company), from 2010 to 2016, and Silicon Laboratories (an analog-intensive mixed-signal semiconductor company), from 2007 to 2010. Mr. Chan also serves on the board of directors of several private companies.

Mr. Chan brings a wealth of experience to our Board of Directors, including his expertise in building technology companies. Having held numerous senior management positions with other leading companies, including chief executive officer at Magellan Corporation, Mr. Chan has strong operational, financial, and analytical skills. In addition, as a result of his service as a director of several other public companies, Mr. Chan brings valuable corporate governance and strategic insights to our Board.

Ross G. Landsbaum

Ross G. Landsbaum has been a director of Outerwall since July 2014. Mr. Landsbaum has served as chief financial officer of ReachLocal, Inc. (a public technology company providing online marketing solutions) since 2008. Before that, he held various executive positions at MacAndrews and Forbes’ Panavision Inc. (a service provider to the motion picture and television industries), including chief financial officer from 2005 to 2007 and chief operating officer in 2007. Mr. Landsbaum served as executive vice president, finance and operations and chief financial officer for Miramax Films (the art-house and independent film division of The Walt Disney Company) from 2001 to 2005. Prior to that, he served in various capacities, including as chief financial officer, at Spelling Entertainment Group, Inc. (a diversified public entertainment concern) and in various capacities at Arthur Andersen LLP (an accounting firm). Mr. Landsbaum is a certified public accountant (inactive).

Mr. Landsbaum brings valuable financial and operational experience to the Board of Directors, currently serving as chief financial officer at a public company and previously serving in various leadership roles at a number of established private companies. Mr. Landsbaum has a strong understanding of accounting functions, compliance and regulatory requirements, and financial operations, as well as a deep knowledge of the media entertainment and communications industries and related businesses.

CORPORATE GOVERNANCE

Board of Directors

During 2015, the Board of Directors met 12 times. The standing committees of the Board held a total of 29 meetings. No incumbent member attended fewer than 95% of the meetings of the Board and standing Board committees on which he or she served during his or her term of service. It is Outerwall’s policy to request and encourage all of its directors and director nominees to attend in person annual meetings of stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit attendance. Last year, all directors attended the 2015 Annual Meeting of Stockholders.

The Nasdaq Listing Rules require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Listing Rule 5605(a)(2). The Board, following the review and recommendation of the Nominating and Governance Committee of the Board (the “Nominating Committee”), reviewed the independence of the persons who served as our directors during 2015, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and Outerwall and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. As a result of the review, the Board determined that all of the directors, except for Mr. Prusch, who serves as the Company’s Chief Executive Officer, were “independent” under the applicable Nasdaq Listing Rules described above. Ms. Denzel did not qualify as an independent director during her service as Interim Chief Executive Officer, from January 2015 through July 2015, but was independent following the end of her term as Interim Chief Executive Officer.

Our independent directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for Board and committee meetings, as appropriate. The Chair of the Board of Directors (for Board executive sessions) and the chairperson of each committee (for committee executive sessions) act as the chair of the applicable executive sessions of the independent directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Principles provide that it is our policy that the positions of Chief Executive Officer and Chair of the Board of Directors not be held by the same person. The Board believes that separating these two positions is in the best interests of the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes this leadership structure is preferred by a significant number of the Company’s stockholders. The Board also believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board of Directors considers oversight of Outerwall’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The Compensation Committee provides oversight of the Company’s pay policies and practices, including risks associated with executive compensation. The Nominating Committee oversees risks associated with corporate governance and Board composition, including the independence of Board members. The full Board participates in and receives the results of an annual risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. In addition, Outerwall’s management has implemented an enterprise risk management (“ERM”) program designed to provide a consistent framework by which key risks across the enterprise can be identified, assessed, evaluated, and treated. The structure of the ERM program includes (i) interviews of management to identify risks associated with the achievement of strategic business objectives, (ii) assessment of risks relative to the likelihood of occurrence, severity, and velocity of impact, (iii) stratification of risks into prioritized tiers, (iv) assignment of priority risks to key leaders and executive sponsors, (v) development and implementation of risk treatment plans, and (vi) quarterly reports provided to the Audit Committee with respect to risk status, including emerging risks, and treatment plan progress. Further, the internal audit department utilizes the ERM program as well as a risk-ranked listing of company business processes to identify areas of focus for the conduct of risk-based internal audits. The Audit Committee receives quarterly reports regarding these risk-based internal audits, which include management action plans designed to mitigate deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management.

The chairperson of the relevant Board committee reports on its discussions to the full Board of Directors during the committee reports portion of the next Board meeting. The full Board also has access to all committee materials. This enables the Board and its committees to coordinate the risk oversight role regarding, for example, compensation and governance-related risks.

Board Committees

The Board of Directors has established the following standing committees: Audit, Compensation, and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq while serving on such committees. Membership of the standing committees is determined periodically by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 22, 2016, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on our website at ir.outerwall.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	8 meetings

The purpose of the Audit Committee is to assist the Board of Directors in oversight of (i) the integrity of Outerwall’s financial statements, (ii) Outerwall’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of Outerwall’s independent registered public accounting firm and the internal auditors, and (v) compliance with Outerwall’s code of ethics for senior financial officers and with Outerwall’s code of conduct for all Outerwall personnel. The Audit Committee retains the authority and responsibility to select, evaluate, and, where appropriate, replace the independent registered public accounting firm. The Audit Committee may retain independent counsel and accountants and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Audit Committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the registered public accounting firm’s interim reviews or annual audit before the results are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews and comments on the quality of our accounting principles and financial reporting and controls, the adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. Each Audit Committee member must meet the financial literacy, experience, and expertise requirements of the SEC, Nasdaq, and applicable laws and regulations. At least one Audit Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC, and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Messrs. Eskenazy, Landsbaum, and Sznewajs are “audit committee financial experts” under SEC rules, have accounting or related financial management experience, and are financially sophisticated under the Nasdaq Listing Rules.

Compensation Committee	14 meetings

The purpose of the Compensation Committee is to ensure that Outerwall’s compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve Outerwall’s performance goals. In particular, the Compensation Committee (i) defines and oversees the executive compensation programs (including compensation of the Chief Executive Officer), (ii) reviews, approves, and administers equity-based compensation and other employee benefit plans, (iii) periodically reviews compensation and benefits programs, and (iv) defines and oversees the director compensation program.

The Compensation Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the Compensation Committee. The charter also requires that the Compensation Committee be composed of at least three directors, all of whom are non-employee outside directors who meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Compensation Committee meets such requirements. The Compensation Committee meets throughout the year at scheduled and special times and takes actions by written consent when necessary.

Pursuant to the Compensation Committee’s charter, the Compensation Committee may engage professional consultants to assist it in meeting its responsibilities. The Compensation Committee may work with Outerwall’s human resources professionals and with outside consultants to conduct market surveys to assess and compare executive compensation levels and pay practices in similarly situated companies. The Compensation Committee has sole authority to retain outside counsel, compensation consultants, or other experts or consultants, including sole authority to terminate and approve the fees and other retention terms for such persons. To the extent permitted by applicable laws, regulations, and Nasdaq, the Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors, or to Outerwall’s officers, to perform certain duties on its behalf.

The Compensation Committee reports frequently to the Board of Directors and maintains open communication with Outerwall’s Chief Executive Officer, independent consultants, and internal human resources professionals. The Compensation Committee establishes an annual meeting schedule. Other meetings may be called by the Compensation Committee’s chairperson or at the direction of the Board. The Compensation Committee’s chairperson and Outerwall’s Chief Executive Officer and/or Chief Human Resources Officer jointly prepare an agenda for each Compensation Committee meeting.

Compensation Consultant

Pursuant to the Compensation Committee’s charter, as outlined above, the Compensation Committee may engage outside consultants to assist it in meeting its responsibilities. For 2015 executive compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executive officers and other executives, and director compensation, and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company or that are in similar lines of business. In 2015, a Towers Watson consultant attended 6 Compensation Committee meetings and held several telephone conference calls with the Compensation Committee’s chairperson and management during the executive compensation evaluation process. Towers Watson did not provide any other services to Outerwall and only received fees from Outerwall on behalf of the Compensation Committee. Towers Watson did not determine any aspect of Outerwall’s executive compensation. The Compensation Committee reviewed the independence of Towers Watson based on the criteria established by the SEC and determined that there were no conflicts of interest. Please refer to “Compensation Discussion and Analysis” for a discussion of the Compensation Committee’s determinations regarding executive compensation for 2015.

Role of Executives in Establishing Executive Compensation

With support from Outerwall’s human resources department, our Chief Executive Officer prepares and provides recommendations to the Compensation Committee on the following items: base salaries for current executives (excluding himself or herself), the design of the short-term and long-term incentive plans for executives, and the grant value of equity awards provided to executives (excluding himself or herself). At the request of the Compensation Committee, the Chief Executive Officer assists in the review of compensation studies and proposed incentive plans, including, at the delegation of the Compensation Committee, proposing specific performance goals to be reviewed by the Compensation Committee with respect to short-term and long-term executive compensation. Also at the request of the Compensation Committee, the Chief Executive Officer, the Chief Legal Officer and General Counsel, and members of the human resources department attend the Compensation Committee meetings that relate to executive compensation; however, unless specifically requested by the Compensation Committee, the executives do not attend the executive sessions of the meetings and in all cases, are excused from conversations on their individual compensation. In connection with reviewing and determining executive compensation, the Chief Executive Officer provides recommendations for compensation levels for the other executives. The Compensation Committee uses this information along with, among other things, survey data and market studies to determine executive compensation.

Nominating and Governance Committee	7 meetings

The purpose of the Nominating Committee is to (i) identify individuals qualified to become directors, (ii) approve and recommend to the Board director candidates, (iii) oversee evaluations of the Board and its committees, (iv) monitor the independence of non-employee directors, (v) develop, annually update, and recommend to the Board corporate governance principles and policies applicable to Outerwall, (vi) monitor compliance with such principles and policies, and (vii) develop and maintain succession plans for senior management.

The charter of the Nominating Committee requires that the Nominating Committee be composed of at least three directors, each of whom meets the independence standards required by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Nominating Committee meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has sole authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms relating to search firms. The Nominating Committee may also retain independent counsel and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Nominating Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of the Board of Directors. When assessing a director candidate’s qualifications, the Nominating Committee will consider, among other factors, issues of expertise (including retail, public company, and policy-making experience), independence, personal and professional ethics, integrity, values, and diversity, as well as skills relating to finance, public policy, management, and business. The Nominating Committee does not have a formal policy with respect to diversity, which includes age, geography, professional, or other; however, the Nominating Committee and the Board believe it essential to have directors representing diverse viewpoints. Accordingly, diversity, considered broadly, is one factor considered by the Nominating Committee in evaluating overall Board composition and evaluating appropriate director candidates. The director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

Pursuant to its charter, the Nominating Committee will also consider qualified director candidates recommended by Outerwall’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the Nominating Committee or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Additional Information—Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the Nominating Committee for consideration by any of Outerwall’s stockholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

The following table shows compensation earned by or paid to non-employee directors who served as directors during 2015. Messrs. Di Valerio and Prusch, who each served as Chief Executive Officer in 2015, did not receive additional compensation for services on the Board of Directors in 2015. Ms. Denzel served and received compensation as a non-employee director for part of 2015 and served and received compensation as Interim Chief Executive Officer for part of 2015. The compensation of Messrs. Prusch and Di Valerio and Ms. Denzel are described in the “2015 Summary Compensation Table.”

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation($) (4)	Total($)
Seth Bernstein (5)	52,500	—	—	193	52,693
Nelson C. Chan	122,500	159,993	—	2,747	285,240
David M. Eskenazy	82,500	109,971	—	1,888	194,359
Ross G. Landsbaum	70,000	109,971	—	1,869	181,840
Robert D. Sznewajs	85,000	109,971	—	1,888	196,859
Ronald B. Woodard	92,500	109,971	—	1,888	204,359

(1)	For Messrs. Chan, Eskenazy and Woodard, includes a payment of $12,500 for service on the CEO Search Committee.

(2)	As of December 31, 2015, non-employee members of the Board of Directors had the following aggregate number of restricted stock awards outstanding: Mr. Bernstein, 0; Mr. Chan, 2,111; Mr. Eskenazy, 1,451; Mr. Landsbaum, 1,451; Mr. Sznewajs, 1,451; and Mr. Woodard, 1,451. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 31, 2015. Assumptions used in the calculation of these amounts are described in footnotes 2 and 10 to the Company’s audited financial statements included in the Annual Report. On June 11, 2015, each non-employee director then serving on the Board of Directors other than Ms. Denzel received an annual award of 1,451 shares of restricted stock with a grant date fair value of $110,000 and Mr. Chan, as Chair of the Board, received an additional award of 660 shares of restricted stock with a grant date fair value of $50,000, each such restricted stock award vests one year from the date of grant and, if unvested, is forfeited upon a director’s termination of service. Mr. Bernstein did not receive an annual restricted stock award in 2015 because he was not serving on the Board at the time of our 2015 annual meeting of stockholders held on June 11, 2015.

(3)	No stock options were granted to non-employee directors during the fiscal year ended December 31, 2015. As of December 31, 2015, non-employee members of the Board of Directors had the following aggregate number of stock options outstanding: Mr. Bernstein, 0; Mr. Chan, 4,324; Mr. Eskenazy, 3,885; Mr. Landsbaum, 0; Mr. Sznewajs, 3,885; and Mr. Woodard, 3,885.

(4)	Represents cash dividend payments on unvested shares.

(5)	Mr. Bernstein resigned from the Board of Directors in May 2015.

Time, Manner and Components of Director Compensation

Annual cash retainers for service as a director or committee chairperson are paid in quarterly installments. Directors are also reimbursed for reasonable Outerwall-related travel expenses.

Pursuant to a non-employee director program, effective as of June 1, 2011, amended effective January 1, 2014, and administered under the Company’s 2011 Incentive Plan, as amended and restated on February 12,

2015 (the “2011 Plan”), restricted stock awards are automatically awarded upon initial election or appointment to the Board of Directors and following each annual meeting of stockholders. The terms of these awards are described in footnote 1 to the table above.

2015 Director Compensation

For 2015, the components of Outerwall’s standard non-employee director cash and equity compensation were:

Compensation Paid to Non-Employee Directors
Annual retainer	$70,000
Annual restricted stock award	$110,000	(1)
Restricted stock grant upon initial election or appointment	Prorated	(2)

Additional Compensation for Board Chair and Committee Chairpersons
Non-Employee Board Chair
Annual retainer	$40,000
Annual restricted stock award	$50,000	(1)
Audit Committee Chairperson (if not Board Chair)	$15,000
Compensation Committee Chairperson (if not Board Chair)	$10,000
Nominating and Governance Committee Chairperson (if not Board Chair)	$7,500

(1)	Awards are granted based on grant date fair value.

(2)	Upon an initial election or appointment to the Board of Directors on a date other than the date of an annual meeting of stockholders, each non-employee director is automatically granted a prorated annual restricted stock award, based on the number of full calendar months between the date of initial election or appointment and the date of the first anniversary of the then last annual meeting of stockholders.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors believes that significant stock ownership by its non-employee directors further aligns their interests with the interests of the Company’s stockholders. Under our current stock ownership guidelines, each non-employee director should personally own shares of Outerwall’s common stock equal in market value to at least five times his or her annual base retainer. Shares of stock that count towards satisfaction of these guidelines include (a) fully vested shares owned directly by the director or indirectly through immediate family members and (b) unvested restricted shares. The shares owned are valued at the greater of (i) the price at the time of purchase/acquisition or (ii) the current market value. Ownership is measured as of December 1 of each year. Non-employee directors as of the date the guidelines were adopted are expected to meet the guidelines by December 1, 2015. Non-employee directors joining the Board after the guidelines were adopted will have until December 1 of the fifth fiscal year after being appointed as a director to come into compliance. Non-employee directors must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. All non-employee directors were in compliance with the non-employee director stock ownership guidelines as of the last measurement date.

For additional information regarding the stock holdings of our non-employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.”

PROPOSAL 2: APPROVAL OF THE 2011 INCENTIVE PLAN, AS AMENDED AND RESTATED BY

THE BOARD OF DIRECTORS ON MAY 27, 2016

The Company’s Board of Directors believes that the effective use of stock-based long-term incentive compensation has been integral to the Company’s success in the past and is vital to its ability to achieve strong performance in the future. The Company’s 2011 Incentive Plan was originally approved by stockholders on June 1, 2011, was revised to reflect our name change as of June 27, 2013, and was amended and restated by the Compensation Committee of the Board on February 12, 2015 to provide that any dividends or dividend equivalents credited to a performance-based award may only be paid with respect to the portion of such award that is actually earned.

The Board is seeking stockholder approval of the 2011 Incentive Plan, as Amended and Restated by the Board of Directors on May 27, 2016 (the “Amended and Restated 2011 Plan”), which was amended to:

•	increase the number of shares authorized for issuance by 550,000 shares;

•	clarify that stock appreciation rights (“SARs”) payable in a manner other than in shares of common stock are not subject to the share reuse provisions of the Amended and Restated 2011 Plan;

•

expand the list of performance criteria that may apply to awards intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	provide that shares withheld by the Company to satisfy the exercise price of options or SARs will not become available for issuance under the Amended and Restated 2011 Plan;

•	provide that awards of options or SARs may not be credited with dividends or dividend equivalents;

•

eliminate the limit on the number of shares that can be issued pursuant to awards (other than options and SARs) that either (a) contain no restrictions or restrictions based on solely continuous employment or services over fewer than three years or (b) vest over less than one year based on factors other than solely continuous employment or services;

•

add a minimum vesting requirement of one year for options and SARs (except if accelerated pursuant to a change of control or a termination of service); provided that options or SARs for up to an aggregate maximum of 5% of the aggregate number of shares authorized for issuance under the Amended and Restated 2011 Plan may be granted without regard to the minimum vesting requirement; and

•	reflect certain clarifying, administrative and technical changes.

The Amended and Restated 2011 Plan authorizes the issuance of 1,150,000 shares of common stock, which includes an increase of 550,000 shares from the 600,000 shares initially authorized for issuance. In addition, up to 2,985,055 shares authorized for issuance under the Company’s 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”) may become available for issuance under the Amended and Restated 2011 Plan to the extent such shares, as of June 1, 2011, (a) had not been issued under the 1997 Plan and were not subject to outstanding awards under the 1997 Plan or (b) were subject to outstanding awards under the 1997 Plan but subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares).

Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the principal executive officer and the three other most highly compensated executive officers (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation under Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by our stockholders every five years. Accordingly, stockholders are being asked to approve this Proposal 2, which is intended to constitute re-approval of the material terms of the performance goals under the Amended and Restated 2011 Plan, to ensure that the Company continues to have the flexibility to grant awards under the Amended and Restated 2011 Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

Key Features of the Amended and Restated 2011 Plan

The Amended and Restated 2011 Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•

No automatic share replenishment or “evergreen” provision.    There is no evergreen feature pursuant to which the shares authorized for issuance under the Amended and Restated 2011 Plan can be automatically replenished.

•	No discounted options or SARs. Stock options and SARs may not be granted with an exercise or grant price lower than the fair market value of the underlying shares on the date of grant.

•	No repricing of options or SARs without stockholder approval. The Amended and Restated 2011 Plan prohibits the repricing of options or SARs without prior stockholder approval.

•

No liberal share counting or “recycling” of shares.    The following shares will not become available for issuance under the Amended and Restated 2011 Plan: (1) shares withheld by or tendered to the Company to satisfy the exercise price of options or SARs, (2) shares reserved for issuance upon grant of SARs that may be payable in shares of common stock, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and (3) shares withheld by or tendered to the Company to satisfy tax withholding obligations for an award.

•	No liberal change-in-control definition. Change in control benefits are triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.

•

Double-trigger vesting where awards are assumed or substituted in a company transaction.    In the event of a company transaction in which awards (other than performance shares and performance units) are assumed or substituted by a successor company, such awards will not automatically vest or pay out solely as a result of the transaction.

Information Regarding Additional Shares Requested

The Board of Directors is asking stockholders to approve the Amended and Restated 2011 Plan, which authorizes an additional 550,000 shares of common stock. In setting the proposed increase in the number of shares authorized for issuance under the Amended and Restated 2011 Plan, the Compensation Committee and the Board of Directors considered a number of factors, including the factors discussed further below.

Shares Available and Subject to Outstanding Awards.    The “Equity Compensation Plan Information” table in this proxy statement provides information about shares of our common stock that may be issued under our equity compensation plans as of December 31, 2015. To facilitate the approval of the Amended and Restated 2011 Plan, set forth below is certain additional information as of a more recent date, May 2, 2016:

•

Not including the 550,000 additional shares requested for the Amended and Restated 2011 Plan, out of the total of up to 3,585,055 shares of common stock authorized for issuance under the 2011 Plan, only

519,086 shares remained available for grant. The Board of Directors believes the additional shares will be needed under the Amended and Restated 2011 Plan to provide appropriate incentives to key employees.

•	54,883 stock options (vested and unvested) were outstanding with a weighted-average exercise price of $52.40 per share and a weighted-average remaining term of 6.0 years.

•	1,171,246 shares underlying restricted stock awards (including unearned performance-based restricted stock awards at maximum) were outstanding.

As of May 2, 2016, we had 17,212,203 shares of common stock issued and outstanding. The closing price of our common stock as reported on the NASDAQ Global Select Market on May 2, 2016 was $40.99 per share.

Historical Equity Award Granting Practices.    In 2013, 2014 and 2015, the Company granted equity awards as follows:

	2013	2014	2015
Stock options granted	94,000	0	0
Restricted stock granted (at target for performance-based restricted stock)	437,000	347,000	352,000
Weighted-average basic common shares outstanding at fiscal year-end	27,216,000	20,192,000	17,467,000
Annual burn rate*	3.56%	3.44%	4.03%
Three-year average			3.67%

*	For these purposes, our “burn rate” for a fiscal year is determined by dividing (a) the total options granted by the Company during the fiscal year and (b) total restricted stock awards granted by the Company during the fiscal year (counting performance-based restricted stock awards at target level) multiplied by 2.0, by (c) the Company’s weighted-average basic total common shares outstanding during the fiscal year.

We also considered our three-year average burn rate (2013-2015) of 3.67%. This rate is lower than the industry thresholds established by certain major proxy advisory firms.

Our future burn rate will depend on a number of factors, including the number of participants, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in our capital structure due to stock splits or similar events, the compensation practices of our competitors or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

Expected Value Transfer and Potential Dilution.    As of May 2, 2016, our dilution, or equity overhang (the number of shares subject to outstanding equity awards plus the number of shares available to be granted (“Total Award Shares”), divided by total outstanding common stock) was 9.5%, or 8.7% on a fully diluted basis (Total Award Shares divided by total outstanding common stock plus Total Award Shares). If the proposed 550,000 share increase is approved, the potential dilution will be 12.7%, or 11.3% on a fully diluted basis.

Description of the Amended and Restated 2011 Plan

The following description of the Amended and Restated 2011 Plan is a summary, does not purport to be a complete description of the Amended and Restated 2011 Plan and is qualified in its entirety by the full text of the Amended and Restated 2011 Plan. A copy of the Amended and Restated 2011 Plan is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

Purpose

The purpose of the Amended and Restated 2011 Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

Administration

The Amended and Restated 2011 Plan will be administered by the Board or the Compensation Committee of the Board, which must be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code. The Board may delegate concurrent administration of the Amended and Restated 2011 Plan to different committees consisting of two or more members of the Board in accordance with the Amended and Restated 2011 Plan’s terms. In addition, the Board or the Compensation Committee may delegate granting authority to one or more officers of the Company in accordance with the Amended and Restated 2011 Plan’s terms. References to the “Committee” in this plan description are, as applicable, to the Board or the Compensation Committee, or other committee or officers authorized to administer the Amended and Restated 2011 Plan.

The Committee is authorized to select the individuals to be granted awards, the types of awards to be granted, the number of shares to be subject to awards, and the other terms, conditions and provisions of such awards, as well as to interpret and administer the Amended and Restated 2011 Plan and any award or agreement entered into under the Amended and Restated 2011 Plan.

Eligibility

Awards may be granted under the Amended and Restated 2011 Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies selected by the Committee. As of May 2, 2016, approximately 2,480 people were eligible to receive grants under the 2011 Plan. However, under the Company’s existing equity compensation guidelines, 543 people held awards under the 2011 Plan as of the same date.

Number of Shares

The number of shares of common stock authorized for issuance under the Amended and Restated 2011 Plan is 1,150,000. In addition, as of June 1, 2011, any shares not issued or subject to outstanding awards under the 1997 Plan plus any shares then subject to outstanding awards under the 1997 Plan that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares) will automatically become available for issuance under the Amended and Restated 2011 Plan, up to an aggregate maximum of 2,985,055 shares. The shares of common stock issuable under the Amended and Restated 2011 Plan will consist of authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

If any award lapses, expires, terminates or is canceled prior to the issuance of shares or if shares are issued under the Amended and Restated 2011 Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will again be available for issuance under the Amended and Restated 2011 Plan. The following shares will not become available for issuance under the Amended and Restated 2011 Plan:

•	shares tendered by a participant or withheld by the Company as full or partial payment upon exercise of a stock option or SAR;

•

shares reserved for issuance upon grant of SARs that may be payable in shares of common stock, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

•	shares withheld by, or otherwise tendered to, the Company to satisfy a participant’s tax withholding obligations with respect to the grant, vesting or exercise of an award.

Awards granted in assumption of or in substitution for awards previously granted by an acquired company will not reduce the number of shares authorized for issuance under the Amended and Restated 2011 Plan.

If certain changes in our common stock occur by reason of a stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to stockholders other than a normal cash dividend or other change in our corporate or capital structure, the Committee will make proportional adjustments to (a) the maximum number and kind of securities available for issuance under the Amended and Restated 2011 Plan, (b) the maximum number and kind of securities issuable as incentive stock options, (c) the maximum number and kind of securities issuable as “performance-based” compensation under Section 162(m) of the Code and (d) the number and kind of securities subject to any outstanding awards and the per share price of such securities.

Types of Awards

The Amended and Restated 2011 Plan permits the granting of any or all of the following types of awards:

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Committee determines when stock options are exercisable and what the term of the stock options will be, except that (1) stock options must vest and become exercisable no earlier than one year after the grant date (except if accelerated pursuant to a change of control or a termination of service), provided that stock options or SARs for up to an aggregate maximum of 5% of the aggregate number of shares authorized for issuance under the Amended and Restated 2011 Plan may be granted without regard to the minimum one-year vesting and (2) the term cannot exceed ten years.

In the event of termination of service with the Company or a related company, a participant will be able to exercise his or her stock option for the period of time and on the terms and conditions determined by the Committee and stated in the stock option agreement. If the stock option agreement does not provide otherwise, stock options may be exercised in accordance with the following terms:

•	Any portion of a stock option that is not vested and exercisable on the date of termination of service will expire on the date of termination of service.

•	Any portion of a stock option that is vested and exercisable on the date of termination of service will expire on the earlier of:

•	the date that is three months after termination of service, if termination of service is for reasons other than cause, retirement, disability or death;

•	the one-year anniversary of termination of service, if termination of service occurs by reason of retirement, disability or death; or

•	the expiration date of the stock option.

If a participant dies after his or her termination of service but while the stock option is otherwise exercisable, the portion of the stock option that is vested and exercisable on the date of termination of services will generally expire upon the earlier of the stock option expiration date and the one-year anniversary of the date of death. If a participant is terminated for cause, all stock options will generally automatically expire upon notification to the participant of the termination.

Stock Appreciation Rights (SARs).    The Committee may grant SARs on such terms and conditions as the Committee shall determine, except that SARs must vest and become exercisable no earlier than one year after the grant date (except if accelerated pursuant to a change of control or a termination of service), provided that stock options or SARs for up to an aggregate maximum of 5% of the aggregate number of shares authorized for issuance under the Amended and Restated 2011 Plan may be granted without regard to the minimum one-year vesting. SARs may be granted as a right in tandem with the number of shares underlying stock options granted under the Amended and Restated 2011 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot be more than ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Stock Awards, Restricted Stock and Stock Units.    The Committee may grant awards of shares of common stock or awards designated in units of common stock. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the achievement of specified performance criteria, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee.

Performance Awards.    The Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock. Performance units are units valued by reference to a designated amount of property other than shares of common stock. Performance shares and performance units may be payable upon the attainment of performance criteria and other terms and conditions as established by the Committee. Performance awards may be payable in stock, cash or other property, or a combination thereof.

Other Stock or Cash-Based Awards.    The Committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the Amended and Restated 2011 Plan and any other terms and conditions determined by the Committee.

No Repricing

Without stockholder approval, the Committee is not authorized to (a) lower the exercise or grant price of an option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the Amended and Restated 2011 Plan, such as stock splits, (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or stock appreciation right, restricted stock or other equity award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or similar corporate transaction or (c) take any other action that is treated as a repricing under generally accepted accounting principles.

Dividends and Dividend Equivalents

The Committee may provide that participants are credited with dividend or dividend equivalents for dividends paid with respect to shares of common stock underlying any award, other than options or SARs, in a manner determined by the Committee in its sole discretion; provided, however, that with respect to awards that are subject to achievement of performance goals, any such credited dividends or dividend equivalents may only be paid with respect to the portion of such awards that is actually earned.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria.    Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

For awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code, performance goals may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company as a whole or any affiliate or business unit, as reported or calculated by the Company:

(a)	asset management;

(b)	book value;

(c)	book value per share;

(d)	cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital);

(e)	cash management;

(f)	capital expenditures;

(g)	cost control;

(h)	customer and/or employee satisfaction;

(i)	debt;

(j)	debt plus equity;

(k)	earnings (either in aggregate or on a per-share basis);

(l)	improvements in capital structure;

(m)	market or economic value added;

(n)	market share;

(o)	net income;

(p)	operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses);

(q)	operating margins;

(r)	return on assets;

(s)	return on equity;

(t)	return on invested capital;

(u)	revenues;

(v)	services performance;

(w)	share price;

(x)	stock price appreciation;

(y)	strategic initiatives;

(z)	subscriber metrics;

(aa)	total stockholder return; or

(bb)	working capital.

The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole (or of any affiliate or business unit) under one or more of the performance criteria described above relative to the performance of other corporations.

The evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; any unusual, infrequently occurring and/or nonrecurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports; acquisitions or divestitures; foreign exchange gains and losses; gains and losses on asset sales; and impairments.

Adjustments.    Awards that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code may be adjusted downwards but not upwards. In addition, achievement of the applicable performance goals related to an award may not be waived, except in the case of the participant’s death or disability. Section 162(m) of the Code requires that a qualifying committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

Limitations.    Subject to certain adjustments for changes in our corporate or capital structure, participants who are granted awards intended to qualify as “performance-based” compensation may not be granted awards, other than performance units, for more than 500,000 shares of common stock in any calendar year. However, additional onetime grants of such awards may be granted for up to 500,000 shares to newly hired or newly promoted individuals. The maximum dollar value payable to any participant with respect to performance units or any other awards payable in cash that are intended to qualify as “performance-based” compensation cannot exceed $3,000,000 in any calendar year.

Change of Control

Effect of Change of Control.    Under the Amended and Restated 2011 Plan, unless the Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change of control:

•

If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

•	The Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definition of Change of Control and Company Transaction.    Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change of control of the Company generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity or group of beneficial ownership of 20% or more, if not approved in advance by a majority of the incumbent Board, or 33% or more, if approved in advance by a majority of the incumbent Board, of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the Board such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•

consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of at least 60% of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 60% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 33% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If we dissolve or liquidate, unless the Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Term, Termination and Amendment

Unless earlier terminated by the Board or the Compensation Committee, the Amended and Restated 2011 Plan will terminate, and no further awards may be granted, on June 1, 2021. The Board or the Compensation Committee may amend, suspend or terminate the Amended and Restated 2011 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment, and only the Board may amend the Plan if stockholder approval of the amendment is required. The amendment, suspension or termination of the Amended and Restated 2011 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially adversely affect any rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the Amended and Restated 2011 Plan generally applicable to the Company and to participants in the Amended and Restated 2011 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options.    A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options.    A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be. With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights (SARs).    A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards.    Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards.    A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided the election is properly made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making the election. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Restricted Stock Units.    A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.

Performance Awards.    A participant generally will not recognize taxable income upon the grant of a performance award. Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant generally will recognize compensation taxable as ordinary income equal to the excess of (a) the amount of cash or the fair market value of any other property issued or paid to the participant pursuant to the terms of the award over (b) any amount paid by the participant with respect to the award.

Other Stock or Cash-Based Awards.    The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to the Company.    In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A of the Code.    We intend that awards granted under the Amended and Restated 2011 Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Tax Withholding.    We are authorized to deduct or withhold from any award granted or payment due under the Amended and Restated 2011 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Amended and Restated 2011 Plan until all tax withholding obligations are satisfied.

Plan Benefits

The granting of awards under the Amended and Restated 2011 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. However, as discussed in “Director Compensation” above, pursuant to our non-employee director program, each non-employee director of our Board of Directors is entitled to an annual restricted stock award valued at $110,000 (prorated in the event of initial appointment or election on a date other than the date of an annual meeting of stockholders).

The following table sets forth, as of May 2, 2016, the stock option and restricted stock awards that have been made under the 2011 Plan to the individuals indicated below:

Name and Position	Number of shares underlying stock options	Number of shares underlying restricted stock awards*
Each named executive officer
Erik E. Prusch, Chief Executive Officer and Director	—	182,655
Nora M. Denzel, Former Interim Chief Executive Officer and Director	1,754	5,276
J. Scott Di Valerio, Former Chief Executive Officer and Director	33,547	62,490
Galen C. Smith, Chief Financial Officer	11,015	80,953
Donald R. Rench, Chief Legal Officer, General Counsel and Corporate Secretary	9,754	55,142
James H. Gaherity, President, Coinstar	5,214	33,262
David D. Maquera, President, ecoATM	—	18,343
Mark Horak, Former President, Redbox	—	28,861

All current executive officers as a group	25,983	384,985
All current directors who are not executive officers as a group	17,733	38,567

Each nominee for election as a director
Nora M. Denzel	1,754	5,276
Erik E. Prusch	—	182,655

Each associate of any such directors, executive officers or nominees	—	—
Each person who received 5% of such awards	—	—
All employees, including all current officers who are not executive officers, as a group	140,308	1,833,497

*	Includes performance-based restricted stock awards presented at target for awards where the achievement level has not yet been determined.

The Board of Directors Recommends a Vote “FOR” Approval of the 2011 Incentive Plan, as Amended and

Restated by the Board of Directors on May 27, 2016.

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF

NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers. This advisory proposal is commonly referred to as a “say-on-pay” proposal. Our stockholders have voted that we conduct advisory votes on the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually, with the next vote occurring at the 2017 Annual Meeting of Stockholders. Although this advisory vote is not binding upon the Board of Directors, our Board and Compensation Committee will review and consider the voting results of this vote when making future decisions regarding our Named Executive Officer compensation and related executive compensation program.

As described in more detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain executive officers critical to our long-term success and the creation of stockholder value. Our pay-for-performance model links competitive levels of compensation to Company performance as compared to pre-established performance goals, to ensure accountability and to motivate executives to achieve a higher level of performance. Our Named Executive Officers who have a greater ability to influence the Company’s performance have a higher level of at-risk compensation in the form of short-term incentives (annual cash bonus plan) and long-term incentives (time-based restricted stock and performance-based restricted stock).

As noted in “Compensation Discussion and Analysis,” our Compensation Committee has taken several actions over the past several years and also continued several long-standing practices that it believes reflect its pay-for-performance philosophy and help contribute to good corporate governance, including:

•

prohibiting our executive officers, directors, and certain other covered individuals from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan;

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments” in “Compensation Discussion and Analysis”);

•	requiring directors and executives to obtain pre-clearance from the Company before entering into hedging transactions involving the Company’s securities;

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	establishing stock ownership guidelines for our executives (please refer to the related discussion under “Officer Stock Ownership Guidelines” in “Compensation Discussion and Analysis”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving change of control benefits for executives that place stronger emphasis on “double-trigger” benefits and do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” in “Compensation Discussion and Analysis” and under “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing limited perquisites (please refer to the related discussion under “Other Benefits and Perquisites” in “Compensation Discussion and Analysis”); and

•	engaging independent compensation consultants to report directly to the Compensation Committee.

We urge our stockholders to read the section titled “Compensation Discussion and Analysis” in this Proxy Statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the “2015 Summary Compensation Table” and other related compensation tables and narrative included under the heading “Named Executive Officer Compensation” in this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers. The Board of Directors and Compensation Committee believe that the policies and procedures articulated in that discussion are effective in achieving our pay-for-performance goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to the Company’s solid performance.

We are therefore requesting that stockholders approve the following nonbinding, advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.”

The Board of Directors Recommends a Vote “FOR”

the Advisory Resolution to Approve the Compensation of Our Named Executive Officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the shares of Outerwall common stock authorized for issuance under our equity compensation plans as of December 31, 2015.

Our stockholder-approved equity compensation plans consist of our 1997 Plan and our 2011 Plan. The 1997 Plan was terminated by the Board of Directors, and no additional awards have been granted, effective June 1, 2011 (the date our 2011 Plan was originally approved by our stockholders).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	83,645	(1)	$51.67	1,166,103	(2)(3)
Equity compensation plans not approved by stockholders	—		—	—

Total	83,645		$51.67	1,166,103

(1)	Includes additional shares that may be issued if target performance is exceeded under outstanding unearned performance-based restricted stock awards.

(2)	Includes shares that may be granted to our non-employee directors pursuant to a program administered under the 2011 Plan and described under the section entitled “2015 Director Compensation.”

(3)	Under the 2011 Plan, in addition to stock options, Outerwall may grant awards of common stock, stock appreciation rights, restricted stock, stock units, performance shares, performance units, or other incentives payable in cash or shares.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Outerwall’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as Outerwall’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Outerwall and its stockholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of the

Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of Outerwall’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Outerwall’s financial statements as well as for Outerwall’s financial reporting process, including internal controls thereon. KPMG LLP, acting as an independent registered public accounting firm, is responsible for auditing those financial statements.

In connection with our review of Outerwall’s consolidated audited financial statements for the fiscal year ended December 31, 2015, we relied on reports received from KPMG LLP as well as the advice and information we received during discussions with Outerwall management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2015 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees.

(iii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Rule 2-07 of Regulation S-X, Communications with Audit Committees.

(iv)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(v)	Based on the review and discussion referred to in paragraphs (i) through (iv) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

The Audit Committee

Robert D. Sznewajs, Chairperson

David M. Eskenazy

Ross G. Landsbaum

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

In connection with the audit of the financial statements for fiscal year 2015 and internal control over financial reporting, we entered into an engagement letter with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for Outerwall. That agreement is subject to alternative dispute resolution procedures, and various other provisions.

We incurred the following fees for services performed by KPMG LLP, our principal auditor, for fiscal years 2015 and 2014, inclusive of out-of-pocket expenses.

Audit Fees
2015	$2,212,000
2014	$1,871,000

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC.

Audit-Related Fees
2015	$0
2014	$0

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees
2015	$429,165
2014	$1,044,913

Tax Fees consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. All Tax Fees for fiscal years 2015 and 2014 related to tax compliance services, consultation, and tax planning. KPMG LLP provided tax consultation to Outerwall on potential tax ramifications and potential reporting obligations relating to executed and anticipated transactions.

All Other Fees
2015	$0
2014	$0

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Outerwall’s principal independent registered public accounting firm.

Pursuant to its charter, the Audit Committee pre-approves the retention of Outerwall’s independent registered public accounting firm for all audit, review, and attest engagements and all non-audit services that the independent registered public accounting firm is permitted to provide the Company and approves the fees for all such services, other than de minimis non-audit services as allowed by applicable law. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and may not be delegated to management. The Audit

Committee has delegated pre-approval authority to the chairperson of the Audit Committee. The chairperson is required to report his or her decisions to the Audit Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related, or non-audit services for which the total amount to be paid by Outerwall will exceed $150,000. The Audit Committee pre-approved 100% of the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of April 22, 2016:

Name	Age	Position
Erik E. Prusch	49	Chief Executive Officer and Interim President, Redbox
Galen C. Smith	39	Chief Financial Officer
Donald R. Rench	49	Chief Legal Officer, General Counsel, and Corporate Secretary
James H. Gaherity	56	President, Coinstar
David D. Maquera	53	President, ecoATM

Erik E. Prusch has been a director and has served as Chief Executive Officer of the Company since July 2015. Mr. Prusch has served as Interim President, Redbox since December 2015. Previously, Mr. Prusch served as chief executive officer of NetMotion Wireless, Inc. from January 2014 to November 2014 and of Lumension Security, Inc. from May 2014 to November 2014 (both providers of mobile and enterprise security products and services). He also served as an advisor to Clearlake Capital (a private equity fund) from January 2014 to November 2014. Prior to that, Mr. Prusch served as chief executive officer and president of Clearwire Corporation (a provider of 4G wireless broadband services) from August 2011 until July 2013, as its chief operating officer from March 2011 to August 2011, and as its chief financial officer from August 2009 to March 2011; he served as a member of the board of directors of Clearwire from February 2012 to July 2013. Before then, Mr. Prusch served as president and chief executive officer of Borland Software Corporation (a provider of enterprise software tools and solutions) from December 2008 to July 2009 and as its chief financial officer from November 2006 to December 2008. Previous to Borland, Mr. Prusch was vice president of finance in the Turbo Tax division of Intuit Inc. (a provider of business and financial management solutions software) from January 2004 to November 2006. Prior to that, he served as chief financial officer of Identix Incorporated (a provider of identification and authentication platforms and solutions) and before then, he served as vice president and chief financial officer, finance and operations in Gateway Computers’ Gateway Business division (a computer hardware company). He began his career at Touche Ross (an accounting firm) and PepsiCo (a food and beverage processing company).

Galen C. Smith has served as our Chief Financial Officer since April 2013. Previously, he served as Senior Vice President of Finance of Redbox from May 2011 to March 2013. From January 2010 to May 2011, Mr. Smith served as Outerwall’s Corporate Vice President, Finance and Treasurer. From September 2009 to January 2010, he served as Outerwall’s Senior Director of Finance and Treasurer, and from June 2009 to August 2009, he served as Outerwall’s Director of Finance. Prior to joining Outerwall, Mr. Smith was an investment banker at Morgan Stanley & Co. (a global financial services firm) in the consumer and retail investment banking group from 2007 to 2009.

Donald R. Rench has served as our Chief Legal Officer since April 2011, as our General Counsel since August 2002, and as our Corporate Secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From 1997 through 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

James H. Gaherity has served as our President, Coinstar since March 2014. Previously, he served as Senior Vice President, World Wide Operations from February 2012 to March 2014. From March 2010 to February 2012, Mr. Gaherity served as Vice President of North America Operations, from May 2006 to March 2010, as Vice President of Regional Operations, and from April 2004 to May 2006, as Director of U.S. Operations for Coinstar. Prior to joining Outerwall, Mr. Gaherity served in various management roles at The Brinks Company (a security services company) from 1988 to 2004.

David D. Maquera has served as our President, ecoATM since November 2015. Previously, he served as president and chief executive officer of Edgewave, Inc. (an internet security company) from February 2012 to November 2015, and as a director from June 2013 to February 2016. From November 2009 to July 2011, Mr. Maquera served as senior vice president and chief strategy officer of Clearwire Corporation (a provider of 4G wireless broadband services). From 2001 to 2009, he served in various roles at Cricket Communications (a wireless service provider), including head of strategic development from 2006 to 2009 and chief information officer from 2003 to 2006. Prior to that, Mr. Maquera held positions at Backwire.com, Inc. (an internet messaging company), Proxicom, Inc. (an internet software company), McKinsey & Company (a consulting firm) and the United States Navy.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of Outerwall common stock beneficially owned as of April 22, 2016 by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock as of April 22, 2016; (ii) each director as of April 22, 2016; (iii) each of the Named Executive Officers listed in the “2015 Summary Compensation Table”; and (iv) the directors and executive officers as a group as of April 22, 2016.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Outerwall’s corporate headquarters at 1800 114th Avenue S.E., Bellevue, Washington 98004.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (1)
More Than 5% Stockholders

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	2,539,822	14.8%

Engaged Capital, LLC (3) 610 Newport Center Drive, Suite 250 Newport Beach, CA 92660	2,431,170	14.1%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	1,705,917	9.9%

Fine Capital Partners, L.P. (5) 590 Madison Avenue, 27th Floor New York, NY 10022	1,221,552	7.1%

Non-Employee Directors
Jeffrey J. Brown (6)	234	*
Nelson C. Chan (7)	13,014	*
Nora M. Denzel (8)	6,566	*
David M. Eskenazy (9)	11,035	*
Ross G. Landsbaum (10)	3,115	*
Robert D. Sznewajs (11)	19,584	*
Ronald B. Woodard (12)	10,969	*

Named Executive Officers
Erik E. Prusch (13)	182,655	1.1%
J. Scott Di Valerio (14)	0	*
Galen C. Smith (15)	74,343	*
Donald R. Rench (16)	80,379	*
James H. Gaherity (17)	32,489	*
David D. Maquera (18)	18,343	*
Mark Horak (19)	2,100	*
All directors and executive officers as a group (12 persons) (20)	452,726	2.6%

*	Represents beneficial ownership of less than 1%.

(1)

Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 17,215,104 shares of Outerwall common stock outstanding as of April 22, 2016, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or other rights within 60 days of April 22, 2016. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group (“Vanguard”). Pursuant to the filing, Vanguard reports that it has sole voting power over 38,143 shares, shared voting power over 1,300 shares, sole dispositive power over 2,501,179 shares, and shared dispositive power over 38,643 shares. According to a Form 13F filed with the SEC on May 13, 2016, which does not specifically report beneficial ownership information, Vanguard had investment discretion over 2,624,106 shares as of March 31, 2016, or 15.2% of outstanding shares.

(3)	Information presented is based on a Schedule 13D/A filed with the SEC on April 12, 2016 by Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital Co-Invest III, L.P. (“Engaged Capital Co-Invest III”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital I Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital II Offshore, Ltd. (“Engaged Capital II Offshore”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), and Glenn W. Welling. Pursuant to the filing, each of Engaged Capital Master I, Engaged Capital I and Engaged Capital I Offshore reports that each has sole voting power and sole dispositive power over 196,918 shares. Pursuant to the filing, each of Engaged Capital Master II, Engaged Capital II and Engaged Capital II Offshore reports that each has sole voting power and sole dispositive power over 487,459 shares. Pursuant to the filing, Engaged Capital Co-Invest III reports that it has sole voting power and sole dispositive power over 1,650,793 shares. Pursuant to the filing, each of Engaged Capital, Engaged Holdings and Mr. Welling reports that each has sole voting power and sole dispositive power over 2,431,170 shares.

(4)	Information presented is based on a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. (“BlackRock”), as a parent holding company or control person. Pursuant to the filing, BlackRock reports that it has sole voting power over 1,656,850 shares and sole dispositive power over 1,705,917 shares. According to Forms 13F or amendments thereto filed with the SEC on or about May 10, 2016, which do not specifically report beneficial ownership information, BlackRock or certain of its subsidiaries had investment discretion over 1,600,938 shares as of March 31, 2016, or 9.3% of outstanding shares.

(5)	Information presented is based on a Schedule 13G/A filed with the SEC on February 16, 2016 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC, and Debra Fine. Pursuant to the filing, each of Fine Capital Partners, L.P., Fine Capital Advisors, LLC, and Ms. Fine reports that each has shared voting power and shared dispositive power over the shares. According to a Form 13F filed with the SEC on May 16, 2016, which does not specifically report beneficial ownership information, Fine Capital Partners, L.P. and certain related institutional investment managers had investment discretion over 1,377,165 shares as of March 31, 2016, or 8.0% of outstanding shares.

(6)	The number of shares beneficially owned by Mr. Brown includes 234 shares of unvested restricted stock.

(7)	The number of shares beneficially owned by Mr. Chan includes (a) 4,324 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 2,111 shares of unvested restricted stock.

(8)	The number of shares beneficially owned by Ms. Denzel includes (a) 1,754 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 1,825 shares of unvested restricted stock.

(9)	The number of shares beneficially owned by Mr. Eskenazy includes (a) 3,885 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 1,451 shares of unvested restricted stock.

(10)	The number of shares beneficially owned by Mr. Landsbaum includes 1,451 shares of unvested restricted stock.

(11)	The number of shares beneficially owned by Mr. Sznewajs includes (a) 3,885 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 1,451 shares of unvested restricted stock.

(12)	The number of shares beneficially owned by Mr. Woodard includes (a) 3,885 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 1,451 shares of unvested restricted stock.

(13)	The number of shares beneficially owned by Mr. Prusch includes 182,655 shares of unvested restricted stock, 99,799 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(14)	Mr. Di Valerio stepped down as our Chief Executive Officer effective January 18, 2015.

(15)	The number of shares beneficially owned by Mr. Smith includes (a) 3,898 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 54,698 shares of unvested restricted stock, 23,650 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(16)	The number of shares beneficially owned by Mr. Rench includes (a) 18,513 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 39,518 shares of unvested restricted stock, 18,461 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(17)	The number of shares beneficially owned by Mr. Gaherity includes (a) 3,610 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016 and (b) 23,692 shares of unvested restricted stock, 10,386 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(18)	The number of shares beneficially owned by Mr. Maquera includes 18,343 shares of unvested restricted stock, 10,646 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(19)	Mr. Horak was terminated as President, Redbox effective December 4, 2015.

(20)	The number of shares beneficially owned by all directors and executive officers as a group as of April 22, 2016 includes (a) 43,754 shares issuable upon the exercise of options exercisable within 60 days of April 22, 2016, and (b) 328,880 shares of unvested restricted stock, 162,942 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Outerwall’s directors, officers, and beneficial holders of more than 10% of a registered class of Outerwall’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, all of the applicable directors, officers, and beneficial holders of more than 10% of the Company’s stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the 2015 compensation program and related determinations by the Compensation Committee for our “Named Executive Officers.” Our current Named Executive Officers include:

•	Erik E. Prusch, our Chief Executive Officer, effective as of July 31, 2015;

•	Galen C. Smith, our Chief Financial Officer;

•	Donald R. Rench, our Chief Legal Officer, General Counsel, and Corporate Secretary;

•	James H. Gaherity, our President, Coinstar; and

•	David D. Maquera, our President, ecoATM, effective as of November 23, 2015.

Our former Named Executive Officers include:

•	Nora M. Denzel, our Interim Chief Executive Officer, who served in that position from January 18, 2015 to July 31, 2015;

•	J. Scott Di Valerio, our former Chief Executive Officer, who served in that position until January 18, 2015, but remained an employee of the Company through February 28, 2015; and

•	Mark Horak, our former President, Redbox, who served in that position until December 4, 2015, but remained an employee of the Company through January 4, 2016.

The Compensation Committee, which is composed of all independent directors, designed our program to ensure that our compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve our performance goals.

Executive Summary

In 2015, the Board of Directors appointed Erik E. Prusch as our new Chief Executive Officer and David D. Maquera as our President, ecoATM. Messrs. Prusch and Maquera brought additional seasoned leadership expertise to our executive team. In 2015, our leadership team continued to focus on managing the business for profitability and free cash flow in order to maximize stockholder value. As demonstrated in the graphs below, despite challenging headwinds that impacted our Redbox business, our performance in 2015 improved in these areas and demonstrated our long-term commitment to these metrics by:

•	Growing core diluted earnings per share (“EPS”) from continuing operations by 20.8% for fiscal year 2015 from fiscal year 2014, to $8.77; and

•	Generating strong free cash flow, which was $248.5 million for fiscal year 2015, up from $240.4 million in fiscal year 2014.

* Core diluted EPS from continuing operations is a non-GAAP (generally accepted accounting principles) financial measure; for reconciliation to diluted EPS from continuing operations (the most comparable GAAP measure) and other information on this measure, please reference our 2015 Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Core Diluted EPS from continuing operations” on page 42 and for additional detail on core diluted EPS from continuing operations for 2011 and 2012, please see our Annual Report on Form 10-K for the year ended December 31, 2013 on page 35. The core diluted EPS results included above are calculated using the treasury stock method and are as presented in the indicated annual reports as adjusted to reflect continuing operations. Note that the information regarding core diluted EPS from continuing operations for 2012 as was presented in our Annual Report on Form 10-K for the year ended December 31, 2013 has not been adjusted for the impact of Redbox Canada’s partial first year of operations because its impact is not considered significant.

** Free cash flow is a non-GAAP financial measure; for reconciliation to net cash provided by operating activities (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Free Cash Flow” on page 43. For additional detail on free cash flow for 2011 and 2012, please see our Annual Report on Form 10-K for the year ended December 31, 2012 on page 37.

In addition, we experienced solid results in other key areas for fiscal year 2015, including:

•

We returned value to our stockholders by repurchasing approximately $159.8 million of our common stock, representing approximately 2.5 million shares and paid $21.3 million in quarterly cash dividends returning approximately over 73% of our free cash flow to stockholders;

•	Our Coinstar business generated record revenue of $318.6 million;

•	We acquired certain assets of Gazelle, Inc. and closed the transaction in the 4th quarter of 2015;

•	We opportunistically repurchased $41 million in face value bonds in the 4th quarter of 2015;

•	We continued the successful implementation of our price increase at Redbox, which helped offset secular decline; and

•

We extended existing content agreements for Redbox with Sony, Twentieth Century Fox Home Entertainment (Fox), and Paramount and signed new agreements with Warner Brothers and several leading game publishers.

We also experienced some challenges in fiscal year 2015, including:

•

Our revenue for Redbox did not meet our expectations due to, among other things, content strength and release schedule, secular decline and consumer transition to new generation platforms in our video games rental business; and

•	Our revenue was impacted by underperformance of ecoATM kiosks at grocery locations and, to mitigate this impact, we began to remove those kiosks during the year.

Compensation for our Named Executive Officers during 2015 reflected the Company’s performance and pay-for-performance philosophy, including:

•	Base salary increases for 2015 ranged from 2.6% to 10.7% for all applicable Named Executive Officers, with the highest increase provided to Mr. Smith.

•

Bonuses reflected the Company’s strong focus on managing the business for profitability. While revenue results were below target, profitability (measured as core direct contribution margin percent – “Core DCM Percent”) was significantly above target. Bonuses for applicable Named Executive Officers ranged from 67.3% of target (for Mr. Horak) to 161.0% of target (for Mr. Gaherity).

•

The aggregate value of all annual equity awards granted to each of our participating Named Executive Officers in 2015 ranged from $350,000 to $3,000,000 (based on performance-based restricted stock awards at target), reflecting our emphasis on long-term compensation and our philosophy of aligning the interests of our executives with the interests of stockholders. Performance-based restricted stock awards granted in 2015 have a two-year performance period (2015-2016) and will be earned, if at all, after the end of fiscal 2016. Performance-based restricted stock awards for the 2014-2015 performance period were earned at 114.35% of target as a result of the Company’s achievement of 110.1% of the target free cash flow (“Free Cash Flow”) goal and the Company’s achievement of 116.8% of the target core return on invested capital (“Core ROIC”) goal.

The financial goals for the 2015 Incentive Compensation Plans are defined and calculated as described below under the discussion of “Short-Term Incentives,” and the financial goals for the 2014-2015 performance-based restricted stock awards are defined and calculated as described below under the discussion of “Long-Term Incentives—Payout of 2014-2015 Performance-Based Restricted Stock Awards.”

Over the last several years, the Compensation Committee has taken several actions and also continued several long-standing practices that it believes reflect its pay-for-performance philosophy and contribute to good corporate governance, including:

•

prohibiting our executive officers, directors, and certain other covered individuals from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan;

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments”);

•	requiring directors and executives to obtain pre-clearance from the Company before entering into hedging transactions involving the Company’s securities;

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	establishing stock ownership guidelines for our executives (please refer to the related discussion under “Officer Stock Ownership Guidelines”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving change of control benefits for executives that place stronger emphasis on “double-trigger” benefits and do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” in this “Compensation Discussion and Analysis” and under “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing limited perquisites (please refer to related discussion under “Other Benefits and Perquisites”); and

•	engaging independent compensation consultants to report directly to the Compensation Committee.

Interim Chief Executive Officer and New Chief Executive Officer Compensation Arrangements

Following the departure of Mr. Di Valerio, Ms. Denzel, a director of the Company, was appointed to serve as our Interim Chief Executive Officer, effective January 18, 2015. For her service in this capacity, the Compensation Committee approved a base salary of $780,000 (with a minimum of $390,000 to be paid) and a cash bonus of between 50% and 75% of base salary paid, as determined by the Compensation Committee. A discussion of the cash bonus actually paid to Ms. Denzel is provided below under “Interim Chief Executive Officer Bonus.” Due to the temporary nature of her position, Ms. Denzel did not participate in any of the Company’s executive incentive plans, including equity programs. While serving in this position, Ms. Denzel was also not eligible to receive cash, equity, or any other compensation under the Company’s non-employee director compensation programs.

Mr. Prusch succeeded Ms. Denzel as our Chief Executive Officer, effective as of July 31, 2015. In connection with his new hire, the Compensation Committee approved a base salary of $800,000, a target bonus opportunity for 2015 under our Short-Term Incentive Compensation Plan for Executive Leaders of 100% of actual base salary earned in 2015, long-term incentive awards with an aggregate value of $3,000,000 in a combination of time-based restricted stock (30%) and performance-based restricted stock (70%) and a new hire performance-based restricted stock award with a value of $1,000,000. Mr. Prusch’s 2015 compensation and the Compensation Committee’s related decisions are discussed in more detail below.

Principles of Executive Compensation Programs

Our executive compensation programs are designed to attract, motivate, and retain executives critical to our long-term success and the creation of stockholder value. The decisions by the Compensation Committee concerning the specific compensation elements and total compensation paid or awarded to our Named Executive Officers for 2015 were made with the following principles in mind:

•

“total” compensation—the Compensation Committee believes that executive compensation packages should take into account the competitiveness of each component of compensation and also total direct compensation, which includes base salary, short-term (cash) and long-term (equity) incentives, and benefits;

•

“pay-for-performance”—the Compensation Committee believes that a significant portion of executive compensation should be determined based on Company performance as compared to pre-established quantitative and qualitative performance goals to ensure accountability and to motivate executives to achieve a higher level of performance;

•

“at-market” compensation—the Compensation Committee believes that executive total direct compensation should generally be near the median (but below the 75th percentile) of compensation in the market and considers the market data from published surveys and a similarly situated peer group of companies in order to attract and retain the most qualified candidates;

•

“at-risk” compensation—the Compensation Committee believes that the allocation among the different forms of compensation should vary based on the position and level of responsibility; for example, those executives with the greater ability to influence Company performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in time-based restricted stock, performance-based restricted stock, and performance-based short-term incentives;

•

“stockholder aligned” compensation—the Compensation Committee believes that equity compensation awarded to executives (consisting of a mix of time-based restricted stock and performance-based restricted stock) should be a significant portion of each executive’s compensation, should assist in the retention of our executives, and should further the shared interests of our executives and stockholders;

•	“fair” compensation—the Compensation Committee believes that executive compensation levels should be perceived as fair, both internally and externally; and

•

“tax deductible” compensation—the Compensation Committee believes that we should maximize the tax deductibility of compensation paid to executives, as permitted under Section 162(m) of the Code, but may approve components of executive compensation that will not meet the requirements of Section 162(m) in order to attract, motivate, and retain executives.

The executive compensation program principles for 2015 were established based on discussions among the Compensation Committee, management, and outside consultants. The Compensation Committee reviews the compensation program principles annually when determining the next year’s executive compensation.

Benchmarking of Compensation

The Compensation Committee generally attempts to set Named Executive Officer total direct compensation (consisting of base salary and target short-term and long-term incentives) near the median of the aggregate market survey and proxy data in order to attract and retain the most qualified candidates. However, the Compensation Committee set Messrs. Gaherity and Horak’s 2015 total direct compensation (and each element of compensation) between the median and the 75th percentile of the aggregate market survey and proxy data to reflect their prior experience and the responsibilities of their position, and Mr. Maquera’s 2015 total direct compensation (and each element of compensation) above the 75th percentile of the aggregate market survey and proxy data to reflect his extensive prior experience and the responsibilities and expectations of his position. Ms. Denzel’s compensation was set below the median of the survey and market data, reflective of the interim nature of her position.

For 2015 Named Executive Officer compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executives and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company. The data gathered included 25th percentile, 50th percentile (median), and 75th percentile base salary and actual cash compensation levels as well as 50th percentile and 75th percentile long-term incentive and total direct compensation levels. Specifically, Towers Watson provided data from the following surveys and the proxy data for the peer companies listed below:

•	2014 Mercer Executive Compensation Survey Report (for companies with $1 billion to $2.5 billion in revenues and $2.5 billion to $5 billion in revenues);

•	2014 Towers Watson Executive Compensation Database (for companies with $1 billion to $3 billion in revenues); and

•	2014 Radford Global Technology Survey (for companies with $1 billion to $3 billion in revenues).

The 2015 peer group remained the same as the 2014 peer group, consisting of the following companies:

Blackhawk Network Holdings, Inc.	International Game Technology

The Brink’s Company	Netflix, Inc.

Diebold, Incorporated	Scientific Games Corporation

GameStop Corp.	TiVo Inc.

Role of Executive Officers

In 2015, Ms. Denzel, in her role as Interim Chief Executive Officer and with support from the Company’s human resources and finance departments, prepared and provided recommendations to the Compensation Committee on the following items: base salaries and bonus targets for Messrs. Smith, Rench, Gaherity and Horak, the design of the 2015 short-term and long-term incentive plans for executives, and the grant value of equity awards provided to Messrs. Smith, Rench, Gaherity and Horak. Mr. Prusch, with support from the Company’s human resources department, prepared and provided recommendations to the Compensation Committee on base salary, new-hire bonus and the grant value of equity awarded to Mr. Maquera. Ms. Denzel and Mr. Prusch, as applicable, considered several factors when making these recommendations as outlined below in the “Elements of 2015 Compensation” section.

Elements of 2015 Compensation

Compensation paid to our Named Executive Officers in 2015 consisted of the following primary annual compensation components:

•	base salary;

•	short-term (cash) incentives; and

•	long-term (equity) incentives.

We pay base salaries in order to attract and retain executives as well as to provide a base of cash compensation for employment for the year. We pay short-term incentives to reward executives for individual and team performance and for achieving key measures of corporate performance during the fiscal year. We pay long-term incentives in order to retain executives as well as to align the interests of executives directly with the long-term interests of our stockholders.

In addition, in 2015 the Compensation Committee approved bridge awards for Messrs. Smith, Rench, Horak and Gaherity and new hire awards to Messrs. Prusch and Maquera. Mr. Horak also received payment of a new hire bonus in 2015 that the Compensation Committee approved at the time of his hire in 2014. In connection with additional responsibilities assumed by Mr. Gaherity in 2015, the Compensation Committee awarded an additional special bonus to Mr. Gaherity. These awards are discussed in more detail below under “New Hire Awards,” “Gaherity Special Bonus” and “Bridge Awards.”

Base Salary.     Base salaries for our executives are determined by evaluating a number of factors, including:

•	the responsibilities of the position;

•	the strategic value of the position;

•	the experience, skills, and performance of the individual filling the position;

•	market data for comparable positions, with base salaries generally targeted near the median; and

•	the other elements of compensation and the overall value of total direct compensation.

Base salaries are reviewed annually and are effective on or about March 1 of the new fiscal year. The Compensation Committee may adjust base salaries from time to time to recognize changes in individual performance, promotions, and competitive compensation levels.

In February 2015, the Compensation Committee established 2015 base salaries for the Named Executive Officers who were executives of the Company at that time, other than Ms. Denzel. Base salaries for Ms. Denzel and Messrs. Prusch and Maquera were established at the time of their appointment or hire, as applicable. Base salary increases for Messrs. Smith, Rench, Gaherity and Horak ranged from 2.6% to 10.7%, with the highest increase provided to Mr. Smith to more closely align his base salary to the median of the market data for his position. The Compensation Committee approved the following 2015 base salaries:

Named Executive Officer*	2015 Base Salary	Percentage Increase Over 2014 Base Salary
Erik E. Prusch	$800,000	N/A
Nora M. Denzel	780,000	N/A
Galen C. Smith	465,000	10.7%
Donald R. Rench	400,000	2.6%
James H. Gaherity	310,000	3.3%
David D. Maquera	400,000	N/A
Mark Horak	460,000	3.4%

*	The Compensation Committee did not approve a base salary amount for Mr. Di Valerio for 2015 due to his termination of employment in February 2015.

Short-Term Incentives.    The 2015 short-term incentives for our Named Executive Officers (other than Ms. Denzel and Messrs. Di Valerio and Maquera) were awarded under either the 2015 Incentive Compensation Plan for Executive Leaders (Messrs. Prusch, Smith and Rench) or the 2015 Incentive Compensation Plan for Line of Business Leaders—Coinstar or Redbox, as applicable (Messrs. Gaherity and Horak, respectively), and consisted of a cash bonus to reward executives for performance during 2015. Ms. Denzel did not participate in the 2015 Incentive Compensation Plans due to the interim nature of her position and Messrs. Di Valerio and Maquera did not participate due to the timing of their departure and hire date, respectively. The structure of each of the 2015 Incentive Compensation Plans was as follows:

•	70% was based on the Company’s achievement of certain corporate performance measures described below; and

•	30% was based on the Compensation Committee’s evaluation of the management team’s and/or the individual’s performance.

For 2015, the Compensation Committee changed the mix of the two performance components, which in 2014 was 80% based on the Company’s achievement of corporate performance measures and 20% based on management team and/or individual performance. The Compensation Committee adjusted the weightings in 2015 to increase the impact of individual results and hold executives accountable for individual performance.

As noted above, the Compensation Committee believes that those executives who have a greater ability to influence Company performance should have a higher level of at-risk compensation. Accordingly, target bonus amounts varied by position. In 2015, the Compensation Committee increased the short-term incentive target award for Mr. Smith by 5% consistent with our principles of providing pay-for-performance, at-risk compensation, and at-market compensation. Target award percentages for the other Named Executive Officers remained the same as 2014 levels, as applicable. As a result, target award percentages for 2015 as compared to 2014 were as follows:

Named Executive Officer*	2015 Target Award as Percentage of Base Salary**	2014 Target Award as Percentage of Base Salary
Erik E. Prusch	100%	N/A
Galen C. Smith	65%	60%
Donald R. Rench	60%	60%
James H. Gaherity	50%	50%
Mark Horak	70%	70%

*	Mr. Di Valerio, Ms. Denzel and Mr. Maquera did not participate in the 2015 Incentive Compensation Plans.

**	Bonus opportunities were based on the executive’s base salary multiplied by the target award percentage. Mr. Prusch’s bonus opportunity was prorated to reflect a partial year of employment.

Corporate Performance Component

In 2015, the Compensation Committee chose to measure our short-term incentives based on overall results, as well as results from core activities. We define our core activities as those associated with our primary operations which we directly control, while our non-core activities may include nonrecurring events or events that we do not directly control. For further information regarding core activities and non-core activities, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures—Core and Non-Core Results” on page 40.

For the 70% attributable to the achievement of corporate performance measures, the Compensation Committee reviewed the following performance measures, weighted as noted in the table below:

	Participants and Weightings
Measure	Messrs. Prusch, Smith and Rench	Mr. Gaherity	Mr. Horak
Corporate Core DCM Percent*	45%	20%	20%
Corporate Revenue	25%	—	—
Coinstar Unallocated DCM Margin Percent*	—	35%	—
Coinstar Revenue	—	15%	—
Redbox Unallocated DCM*	—	—	35%
Redbox Revenue	—	—	15%

*	Definitions:

Corporate Core DCM Percent is defined as net income from core activities before taxes and stock-based compensation divided by revenue.

Coinstar Unallocated DCM Margin Percent is defined as Coinstar operating income from core activities before corporate and shared-service allocations and stock-based compensation divided by Coinstar revenue.

Redbox Unallocated DCM is defined as Redbox operating income from core activities before corporate and shared-service allocations and stock-based compensation.

These measures were recommended by management and approved by the Compensation Committee to support ongoing attention on revenue and continued focus on managing the business for profitability. The tables below show the level of achievement and the related level of payout (between 0% and 200%) attributable to each measure, including adjustments related to the disposition of Redbox Canada, as provided by the terms of the plans. Amounts are interpolated for achievement between the levels provided in the tables.

Corporate Core DCM Percent

	Corporate Core DCM Percent Achievement
DCM Margin %	% of Target	Payout %
6.52%	75.0%	20.0%
6.86%	79.0%	40.0%
7.04%	81.0%	49.0%
7.21%	83.0%	58.0%
7.39%	85.0%	67.0%
7.56%	87.0%	76.0%
7.82%	90.0%	82.0%
7.99%	92.0%	88.0%
8.17%	94.0%	94.0%
8.34%	96.0%	100.0%
8.69%	100.0%	100.0%
8.95%	103.0%	100.0%
9.04%	104.0%	107.5%
9.21%	106.0%	115.0%
9.38%	108.0%	130.0%
9.56%	110.0%	145.0%
9.77%	112.5%	160.0%
10.08%	116.0%	180.0%
10.43%	120.0%	200.0%

Corporate Revenue

	Corporate Revenue Achievement
Amount	% of Target	Payout %
$2,134,841,000	90.0%	20.0%
2,206,003,000	93.0%	54.3%
2,253,444,000	95.0%	77.2%
2,300,885,000	97.0%	100.0%
2,372,046,000	100.0%	100.0%
2,443,207,000	103.0%	100.0%
2,490,648,000	105.0%	133.0%
2,538,089,000	107.0%	166.0%
2,585,530,000	109.0%	200.0%

Coinstar Unallocated DCM Margin Percent and Revenue

	Coinstar Unallocated DCM Margin Percent Achievement			Coinstar Revenue Achievement
DCM Margin %	% of Target	Payout %	Amount	% of Target	Payout %
35.01%	96.0%	20.0%	$303,373,000	96.0%	20.0%
35.19%	96.5%	37.5%	306,533,000	97.0%	46.0%
35.38%	97.0%	55.0%	309,693,000	98.0%	73.0%
35.56%	97.5%	72.5%	312,853,000	99.0%	100.0%
35.74%	98.0%	90.0%	316,013,000	100.0%	100.0%
36.11%	99.0%	100.0%	319,173,000	101.0%	100.0%
36.47%	100.0%	100.0%	322,333,000	102.0%	133.0%
36.83%	101.0%	100.0%	325,494,000	103.0%	166.0%
37.20%	102.0%	110.0%	328,654,000	104.0%	200.0%
37.38%	102.5%	132.5%
37.56%	103.0%	155.0%
37.75%	103.5%	177.5%
37.93%	104.0%	200.0%

Redbox Unallocated DCM and Revenue

	Redbox Unallocated DCM Achievement			Redbox Revenue Achievement
Amount	% of Target	Payout %	Amount	% of Target	Payout %
$410,644,000	84.0%	20.0%	$1,752,888,000	92.0%	20.0%
425,310,000	87.0%	32.5%	1,790,994,000	94.0%	46.0%
432,643,000	88.5%	40.0%	1,829,100,000	96.0%	73.0%
439,976,000	90.0%	50.0%	1,867,207,000	98.0%	100.0%
447,309,000	91.5%	60.0%	1,905,313,000	100.0%	100.0%
454,642,000	93.0%	70.0%	1,943,419,000	102.0%	100.0%
461,975,000	94.5%	80.0%	1,981,526,000	104.0%	133.0%
469,308,000	96.0%	85.0%	2,038,685,000	107.0%	166.0%
474,196,000	97.0%	92.5%	2,076,791,000	109.0%	200.0%
479,085,000	98.0%	100.0%
488,862,000	100.0%	100.0%
493,751,000	101.0%	100.0%
496,195,000	101.5%	107.5%
498,639,000	102.0%	115.0%
503,528,000	103.0%	130.0%
508,416,000	104.0%	145.0%
527,971,000	108.0%	160.0%
557,703,000	114.0%	180.0%
586,634,000	120.0%	200.0%

In February 2016, the Compensation Committee determined that after adjustments to Corporate Core DCM Percent and Corporate Revenue related to the Gazelle acquisition as provided by the terms of the plans, the various performance measures for the 2015 Incentive Compensation Plans were achieved as follows:

Measure	Achievement Level	Payout %
Corporate Core DCM Percent	11.22%	200.0%
Corporate Revenue	$2,179,193,000	41.7%
Coinstar Unallocated DCM Margin Percent	39.68%	200.0%
Coinstar Revenue	$318,611,000	100.0%
Redbox Unallocated DCM	$452,620,000	67.2%
Redbox Revenue	$1,760,899,000	25.5%

Management Team and/or Individual Performance Component

For the 30% attributable to the Compensation Committee’s discretion after evaluating the management team’s and/or the individual’s performance applicable to the Named Executive Officers, the Compensation Committee considered the recommendations of Mr. Prusch for all participating executives (excluding himself) and conducted its own evaluation of Mr. Prusch. The following table summarizes the factors evaluated by the Compensation Committee for each participating Named Executive Officer and the percentage payout approved by the Compensation Committee for this component of the award.

Named Executive Officer	Management Team/Individual Performance Factors	Component Payout %
Erik E. Prusch	Strong transition into the Chief Executive Officer position. Enhanced senior leadership team. Key leadership role in the review of Company businesses and strategy. Guided strong focus on business optimization and generating free cash flow.	100%

Galen C. Smith	Drove solid free cash flow. Continued leadership on efficiency and expense management programs and helped drive review of Company strategy. Led successful execution of first dividend distributions and debt repurchases.	100%

Donald R. Rench	Led the legal team in the successful completion of key studio and retailer contracts. Successfully guided legal and governance components of Chief Executive Officer transitions.	100%

James H. Gaherity	Led the Coinstar business unit to its highest annual revenue. Drove strong profit margins for the Coinstar business. Provided interim leadership for several shared service functions.	120%

Mark Horak	Did not meet key objectives.	0%

Total Payouts

Overall, the total cash bonuses paid to participating Named Executive Officers under the 2015 Incentive Compensation Plans ranged from 67.3% to 161.0% of each of their respective target bonus amounts. Total individual cash bonuses paid to each of the participants for 2015 consisted of the following:

Named Executive Officer	Company Performance	Management Team / Individual Performance	Total Bonus	Total Bonus as a Percent of Target
Erik E. Prusch	$338,969	$101,260	$440,229	130.4%
Galen C. Smith	303,535	90,675	394,210	130.4%
Donald R. Rench	241,020	72,000	313,020	130.4%
James H. Gaherity	193,750	55,800	249,550	161.0%
Mark Horak	216,851	0	216,851	67.3%

Long-Term Incentives.     Long-term incentives awarded in 2015 to participating Named Executive Officers consisted of equity compensation in the form of time-based restricted stock awards and performance-based restricted stock awards. All long-term incentive grants to the Named Executive Officers are approved by the Compensation Committee. Annual long-term incentive grants are typically granted at the beginning of the service period for which the awards cover (e.g., the long-term incentive grants for performance in 2015 were made in February 2015) in order to motivate and retain the executive for the upcoming year. The Compensation Committee also periodically makes promotional or new hire equity grants. Messrs. Prusch and Maquera’s long-term incentive grants were approved in July 2015 and November 2015, respectively, in conjunction with their hire dates.

The Compensation Committee believes that stock ownership is an essential tool to align the interests of our executives and stockholders. Generally, the higher the level of the executive’s position, the greater the percentage of long-term incentives granted in the form of time-based restricted stock and performance-based restricted stock, which we consider to be at-risk compensation. The Compensation Committee believes that a percentage of total compensation should be at risk in terms of Company performance to maintain strong stockholder alignment. Based on this philosophy, the Compensation Committee began granting performance-based restricted stock in 2007. In 2014, the Compensation Committee eliminated stock options from the mix of annual long-term incentive compensation for executive officers to reduce complexity in equity compensation and improve the balance between retention and incentives in equity compensation. The mix of annual long-term incentives for participating Named Executive Officers other than Mr. Maquera in 2015 consisted of:

•	30% time-based restricted stock and 70% performance-based restricted stock for Mr. Prusch; and

•	50% time-based restricted stock and 50% performance-based restricted stock for other participating Named Executive Officers.

As a result of his start date late in 2015, Mr. Maquera’s long-term incentive compensation for 2015 was all in time-based restricted stock and for 2016, it will be all in performance-based restricted stock. Although Ms. Denzel did not receive long-term incentive awards as an executive officer of the Company, she did receive a grant of time-based restricted stock with a value of $110,000 for services as a director after she was no longer serving as Interim Chief Executive Officer, pursuant to the terms of our non-employee director program, as described in this Amendment under “2015 Director Compensation.”

Consistent with the terms of the performance-based restricted stock awards granted in 2013 and 2014, the Compensation Committee approved a two-year performance period (2015-2016) for the 2015 performance-based restricted stock awards to better align the awards with results over time.

The Compensation Committee determined the total dollar value of long-term compensation delivered to the participating Named Executive Officers based on an evaluation of the following factors (without assigning a relative weight to any one particular factor):

•	the past performance at the Company and anticipated contribution by the executive;

•	the equity awards necessary to attract and/or retain the services of a valued executive;

•	the market data for comparable positions provided by Towers Watson;

•	the value of equity awards already held by the executive;

•	the value of long-term incentives as a percentage of total direct compensation;

•	the realized and realizable value of total compensation over the prior two years; and

•	the other elements of compensation and the current overall value and potential future value of total direct compensation.

The total dollar value of long-term incentive compensation was converted into the number of shares subject to each type of award based on the mix of long-term incentives described above, using the closing price of our common stock on the date of grant. The total dollar value of annual target long-term incentive compensation granted to participating Named Executive Officers in 2015 was as follows:

Named Executive Officer*	Total Dollar Value
Erik E. Prusch	$3,000,000
Galen C. Smith	850,000
Donald R. Rench	650,000
James H. Gaherity	350,000
David D. Maquera	500,000
Mark Horak	850,000

*	Mr. Di Valerio and Ms. Denzel did not receive long-term incentive compensation in 2015.

Time-Based Restricted Stock Awards

The participating Named Executive Officers were granted the following annual time-based restricted stock awards in 2015:

Named Executive Officer	Time-Based Restricted Stock
Erik E. Prusch	12,708
Galen C. Smith	6,422
Donald R. Rench	4,911
James H. Gaherity	2,644
David D. Maquera	7,697
Mark Horak*	6,422

*	This award was forfeited by Mr. Horak as a result of his termination of employment.

The time-based restricted stock awards granted to Messrs. Smith, Rench, Gaherity, Maquera and Horak in 2015 were scheduled to vest (and be no longer subject to forfeiture) in four equal annual installments starting on the one-year anniversary of the vesting commencement date of February 24, 2015, except that for Mr. Maquera, the vesting commencement date was November 23, 2015. The time-based restricted stock award granted to Mr. Prusch vests (and is no longer subject to forfeiture) in two equal installments on July 31, 2018 and July 31, 2019.

We do not have, nor do we intend to have, a program, plan, or practice to time stock awards to our existing executives or to new executives in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation.

2015-2016 Performance-Based Restricted Stock Awards

As noted above, the performance-based restricted stock awards (at target) constituted 70% (for Mr. Prusch) and 50% (for other Named Executive Officers) of the total dollar value of annual long-term incentive compensation delivered to participating Named Executive Officers (other than Mr. Maquera) in 2015. For 2015 compensation, participating executives received performance-based restricted stock awards in February 2015, except for Mr. Prusch who received his award in July 2015.

The Compensation Committee annually reviews the structure of its performance-based restricted stock awards to ensure that the focus is on the right measures to incentivize executives and create value for our stockholders. For the 2015 awards, the Compensation Committee determined to continue to use Free Cash Flow and Core ROIC as in 2014, but applied those measures to 2015 results only and added EBITDA Margin averaged for 2015 and 2016 as a multiplier that can increase or decrease the payouts for the other two measures. Accordingly, the applicable measures and weightings were as follows:

•	50% based on Free Cash Flow (as defined below) measured for 2015;

•	50% based on Core ROIC (as defined below) measured for 2015; and

•	EBITDA Margin (as defined below) averaged for 2015 and 2016 as a multiplier.

The Compensation Committee made these changes to the performance measures for the 2015 performance-based restricted stock awards to ensure that targets were challenging but realistic and to continue to emphasize managing the business for profitability.

If the minimum specified performance goals for the 2015-2016 performance period are not achieved, the performance-based restricted stock awards will be forfeited. An executive could earn between 50% and 150% of the target number of shares if the minimum and maximum specified performance goals are achieved, respectively. Amounts are based on the level of achievement between the minimum and maximum performance goals. Once the performance-based restricted stock awards for the 2015-2016 performance period are earned following completion of the performance period, for all participating Named Executive Officers other than Mr. Prusch, 65% of the shares earned will vest in February 2017 and 35% will vest in February 2018, provided the executive continues to provide services to us. Any awards earned by Mr. Prusch will vest 65% on July 31, 2017 and 35% on July 31, 2018.

The following table shows the number of performance-based shares of restricted stock that could be earned by a participating Named Executive Officer for the 2015-2016 performance period, depending on the level of achievement of the performance goals and continued service:

Named Executive Officer*	Minimum	Target	Maximum
Erik E. Prusch	14,826	29,652	44,478
Galen C. Smith	3,211	6,422	9,633
Donald R. Rench	2,455	4,911	7,366
James H. Gaherity	1,322	2,644	3,966
Mark Horak**	3,211	6,422	9,633

*	Mr. Di Valerio, Ms. Denzel and Mr. Maquera were not granted performance-based restricted stock in 2015.

**	This award was forfeited by Mr. Horak as a result of his termination of employment.

For ease of understanding, formulas and definitions for our Core ROIC calculation are presented below:

Core ROIC =	NOPAT
Invested Capital

NOPAT = (Income from continuing operations from core activities before taxes—Interest income + Interest expense) x (1—Corporate tax rate)

Invested Capital = Total stockholder equity + Net Debt

Net Debt = (short- and long-term debt and capital lease obligations)—(cash and cash equivalents—cash identified for settling our payable to retail partners in relation to our Coinstar kiosks)

Free Cash Flow is defined as net cash provided by operating activities after capital expenditures. (Free Cash Flow is a non-GAAP financial measure; for reconciliation to net cash provided by operating activities (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Free Cash Flow” on page 43). For purposes of calculating NOPAT, we apply a 37% corporate tax rate. Invested capital is averaged for the beginning and the end of the fiscal year.

EBITDA Margin is defined as Core Adjusted EBITDA from continuing operations divided by revenue. Core Adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes, share-based payments expense; and non-core adjustments. (Core Adjusted EBITDA from continuing operations is a non-GAAP financial measure; for reconciliation to net income from continuing operations (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Core Adjusted EBITDA from continuing operations” on page 41).

The Core ROIC measure and the EBITDA Margin measure are based on results from core activities, which are indicative of our ongoing performance. As explained above in the discussion of our short-term incentives, we define our core activities as those associated with our primary operations.

Payout of 2014-2015 Performance-Based Restricted Stock Awards

The measures and weightings for the performance-based restricted stock awards granted in 2014 for the 2014-2015 performance period and certified as earned in 2016 were as follows:

•	50% based on Free Cash Flow (as defined above) cumulative results for 2014 and 2015; and

•	50% based on Core ROIC (as defined above with the exception that for the 2014-2015 calculation we applied a corporate tax rate of 39%) measured for 2014 and 2015 separately and then averaged.

The 2014-2015 performance-based restricted stock awards were earned depending on the level of achievement of the performance goals. The tables below show the level of achievement and the related level of payout (between 50% and 150% of target) attributable to each measure, including adjustments related to the disposition of Redbox Canada, as provided by the terms of the awards. Amounts are interpolated for achievement between the levels provided in the tables.

	Free Cash Flow 2014-2015 Cumulative Achievement
Amount	% of Target	Payout %
$346,880	80.0%	50.0%
368,560	85.0%	70.0%
390,240	90.0%	85.0%
411,920	95.0%	95.0%
433,600	100.0%	100.0%
466,120	107.5%	107.5%
498,640	115.0%	115.0%
531,160	122.5%	130.0%
563,680	130.0%	150.0%
	Core ROIC 2014-2015 Average Achievement
Amount	% of Target	Payout %
14.93%	85.0%	50.0%
15.80%	90.0%	80.0%
16.68%	95.0%	90.0%
17.56%	100.0%	100.0%
19.32%	110.0%	110.0%
21.07%	120.0%	120.0%
22.83%	130.0%	150.0%

At its meeting in February 2016, the Compensation Committee determined that the Company achieved $506.5 million in Free Cash Flow for a payout of 118.6% attributable to this measure and achieved 19.33% of Core ROIC for a payout of 110.09% attributable to this measure. As a result, the Compensation Committee established the total amount of shares of restricted stock earned by the participating Named Executive Officers under their respective 2014-2015 performance-based restricted stock awards at 114.35% of target amounts. The earned shares will vest 65% in February 2016 and 35% in February 2017, provided the executive continues to provide services to us.

The following table shows the number of performance-based shares of restricted stock that were earned by the Named Executive Officers who received grants for the 2014-2015 performance period based on the level of achievement of the performance goals:

Named Executive Officer	Target	Earned
J. Scott Di Valerio*	16,852	—
Galen C. Smith	5,502	6,291
Donald R. Rench	3,783	4,325
James H. Gaherity	2,063	2,359
Mark Horak*	5,742	—

*	Messrs. Di Valerio and Horak forfeited their awards as a result of their termination of employment.

Dividends on Unvested Restricted Stock Awards

In 2015, the Company initiated dividends to stockholders for the first time in its history. Dividends were issued to holders of common stock, including executives who held unvested time-based restricted stock. In February 2015, the Compensation Committee amended the 2011 Plan to reflect that for performance-based awards, dividends may only be paid with respect to the portion of the award that is earned. For awards of performance-based restricted stock that were granted in 2013, dividends were paid on earned shares. For awards of performance-based restricted stock that were granted in 2014, executives received dividend payments for unearned shares based on the target number of shares granted until the awards were deemed earned and, thereafter, executives received dividend payments based on the actual number of shares earned. For shares of performance-based restricted stock granted in 2015 and going forward, dividend payments will be accrued by the Company and will be paid (without interest) for the number of shares earned and upon vesting.

New Hire Awards.     In addition to the annual compensation components (base salary, short-term incentives and long-term incentives) provided to Messrs. Prusch and Maquera in connection with their hires in 2015 and to Mr. Horak in connection with his hire in 2014, the Compensation Committee approved special awards to these executives as an inducement to accept employment with the Company.

Mr. Prusch

Mr. Prusch received a one-time new hire inducement award of performance-based restricted stock with an approximate value of $1,000,000, which resulted in 16,409 shares at target. The award has two equally weighted components, a Company performance component and a strategic component. The Company performance component was based on the Company’s achievement of Tax-Effected EBITDA—CAPEX* for the period of August 1, 2015 to December 31, 2015 and could be earned from 50% to 150% of target, depending on the level of achievement, with performance below minimum resulting in forfeiture of this portion of the award. The strategic component is based on the design and delivery by Mr. Prusch of a comprehensive strategic plan that is approved by the Board of Directors by July 31, 2016, with this portion of the award being subject to forfeiture if the target is not met. The table below shows the level of achievement and the related level of payout for the Company performance component. Amounts are interpolated for achievement between the levels provided in the table below.

Tax-Effected EBITDA—CAPEX
Amount Achieved	Payout %
$45,000,000—$ 52,000,000	50.0%
$52,000,000—$ 62,000,000	75.0%
$62,000,000—$ 80,000,000	100.0%
$80,000,000—$100,000,000	125.0%
>$100,000,000	150.0%

At its meeting in April 2016, the Compensation Committee determined that after adjustments related to the Gazelle acquisition as provided by the terms of the award, the Company achieved $77.183 million in Tax Effected EBITDA—CAPEX for a payout of 100% of the target amount attributable to this measure of Mr. Prusch’s new hire award.

For new hire performance-based restricted stock earned by Mr. Prusch following completion of the performance periods, 65% of the shares earned will vest on October 16, 2017 and 35% will vest on October 16, 2018, provided he continues to provide services to us.

*	For ease of understanding, the formula for Tax-Effected EBITDA—CAPEX is presented below:

Tax-Effected EBITDA—CAPEX = [(Core Adjusted EBITDA from continuing operations)*(Tax rate)]—CAPEX

Tax-Effected EBITDA—CAPEX is defined as Core Adjusted EBITDA from continuing operations multiplied by a predetermined tax rate, less capital expenses. Core Adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes, share-based payments expense; and non-core adjustments. (Core Adjusted EBITDA from continuing operations is a non-GAAP financial measure; for reconciliation to net income from continuing operations (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Core Adjusted EBITDA from continuing operations” on page 41). For purposes of calculating Tax-Effected EBITDA—CAPEX, we apply a 35.7% predetermined tax rate. CAPEX reflects the purchases of property and equipment consistent with the presentation under our “Consolidating Statements of Cash Flows” on page 102 of our Annual Report.

Messrs. Maquera and Horak

Mr. Maquera was paid a cash bonus in the amount of $225,000 in November 2015, which is subject to repayment should Mr. Maquera voluntarily resign within two years of his start date. In connection with his hire in March 2014, Mr. Horak was eligible to receive a sign-on bonus of $150,000 within 30 days of the first anniversary of his first day of employment, which was contingent upon continued employment through such one-year anniversary and which was paid in March 2015.

Bridge Awards.     In February 2015, as part of an overall bridging strategy designed to assist the Company in navigating transitions in revenue sources and providing continuity in light of the Chief Executive Officer changes and in recognition of the key initiatives that the executives were expected to work on over the course of the year, the Compensation Committee approved special bridge awards to certain Named Executive Officers and other key executives. These bridge awards consisted of cash or equity awards, as follows:

Named Executive Officer	Time-Based Restricted Stock	Cash
Galen C. Smith	6,800	$—
Donald R. Rench	—	200,000
James H. Gaherity	3,022	—
Mark Horak*	4,533	—

*	This award was forfeited by Mr. Horak as a result of his termination of employment.

The cash award to Mr. Rench was paid on April 8, 2016, and was subject to his continued provision of services to us through April 1, 2016. The time-based restricted stock awards to the other Named Executive Officers vested 50% on February 12, 2016 and vest 50% on February 12, 2017, provided the executives continue to provide services to us.

Gaherity Special Bonus.     In 2015, Mr. Gaherity took on the interim assignment of managing several shared service functions (including customer service, corporate procurement and information technology) along with his role as the President, Coinstar. In recognition of these additional contributions, the Compensation Committee approved a special one-time cash bonus to Mr. Gaherity of $100,000 in January 2016.

Interim Chief Executive Officer Bonus.     As previously discussed, for her service as Interim Chief Executive Officer, Ms. Denzel was eligible to earn a cash bonus of between 50-75% of base salary paid, as determined by the Compensation Committee. The Compensation Committee approved a bonus of $350,000 for Ms. Denzel based on her contributions and solid transition leadership during her role as Interim Chief Executive Officer.

Other Benefits and Perquisites.     Executives may receive additional benefits and limited perquisites that are (a) similar to those offered to our employees generally or (b) in the Compensation Committee’s view, reasonable, competitive, and consistent with our overall executive compensation program. All of our executives are eligible for reimbursement for tax-planning assistance. We provide medical, dental, and group life insurance benefits to each executive, similar to those provided to all other employees. Also, as provided to all other employees, we match a portion of each executive’s contribution to his or her account in the Outerwall 401(k) retirement plan.

In connection with her Interim Chief Executive Officer role, Ms. Denzel was provided a payment of $15,000 to assist with transition expenses. In addition, the Company provided Ms. Denzel with reimbursement for reasonable and necessary expenses, including expenses incurred by Ms. Denzel as a result of commuting and temporary housing, during her assignment as Interim Chief Executive Officer.

Severance and Change of Control

Employment Agreements and Change of Control Agreements.     We have or had (for those whose employment has terminated) employment agreements with Messrs. Prusch, Di Valerio, Smith, Gaherity, Maquera and Horak, and double-trigger change of control agreements with all of our Named Executive Officers (other than Ms. Denzel), as described in the section below entitled “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation.” Executives who do not have an employment agreement serve at the will of the Board of Directors, enabling the Board to remove those executives whenever it is in our best interests, with full discretion on any severance package (excluding vested benefits). The Compensation Committee believes that the benefits provided under the employment agreements and change of control agreements are reasonable in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment, similar benefits offered by similarly situated peer group companies, and the strategic importance of the individual’s respective position, including stability and retention. The Compensation Committee believes that the employment agreements were necessary in order to attract and retain the executives and that the change of control agreements are necessary in order to retain and maintain stability among the executive group in the event of a potential or actual change of control. The Compensation Committee and outside consultants reviewed the employment agreements at the time they were entered into in order to determine current market terms for the particular executive.

Equity Awards.     As described in more detail in the section below entitled “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation,” equity awards to our Named Executive Officers accelerate (in full or in part) upon certain transactions (single-trigger) or, in other cases, upon termination of employment after certain transactions (double-trigger). Since March 2010, equity awards granted to our Named Executive Officers (other than Ms. Denzel) have emphasized double-trigger benefits, with single-trigger benefits limited to a change of control that is not a company transaction or a change of control that is a company transaction but in which awards are not assumed or substituted for. These arrangements are designed to facilitate the retention of critical employees during a transaction, to motivate management to obtain the best price for our Company, thereby aligning their interests with the interests of our stockholders, and to align with emerging governance trends. Under these arrangements, if an executive were to leave prior to the completion of a change of control, unvested awards held by the executive would terminate.

Tax Gross-Ups.     The Company does not provide Named Executive Officers with a tax gross-up to cover personal income taxes that may apply to any severance or change of control benefits.

Other Considerations and Policies

Tax Considerations

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the Chief Executive Officer and the three other most highly compensated executives (other than the Chief Financial Officer) in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. One factor that the Compensation Committee reviews and considers when determining the compensation of executive officers is the deductibility of executive compensation under Section 162(m) of the Code. The Compensation Committee may structure certain compensation programs in a manner intended to allow compensation to be fully deductible under Section 162(m) of the Code. However, the Compensation Committee retains the flexibility and discretion to grant compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Compensation Committee, as well as other considerations important to the Company’s success, such as encouraging employee retention and rewarding achievement of key corporate goals.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, the Compensation Committee considered the business risks inherent in program designs to ensure that they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of stockholder interests. The Compensation Committee is satisfied that the plan designs are conservative in this respect and that the compensation components work together as a check and balance to ensure that executive incentives are consistent with stockholder interests. The Compensation Committee believes that as a result of our use of different types of equity compensation awards, our use of both long- and short-term incentives with multiple performance measures, the implementation of our Policy on Reimbursement of Incentive Payments (as discussed below), the caps on our incentive payments at sustainable levels, and our stock ownership guidelines (as discussed below), the Company’s executive compensation program does not encourage our management to take unreasonable risks relating to the business.

2015 Say-on-Pay Vote

At our 2015 Annual Meeting of Stockholders, approximately 95% of the votes cast were cast in favor of the advisory vote on the compensation of our Named Executive Officers (not including abstentions or broker non-votes) (the “2015 Say-on-Pay Vote”). The 2015 Say-on-Pay Vote occurred after 2015 compensation decisions for Named Executive Officers had been made. Given the strong support from our stockholders in the 2015 Say-on-Pay Vote, the Compensation Committee determined that additional adjustments to the compensation of Named Executive Officers were not necessary.

Officer Stock Ownership Guidelines

We believe that stock ownership is an essential tool to align management and stockholder interests, and we have had stock ownership guidelines in place for our executives since 2003. Under current guidelines adopted in 2010, the Chief Executive Officer must own shares of our common stock equal in value to three times (3x) his annual base salary and all other executives must own shares of our common stock equal in value to two times (2x) their annual base salary. Shares that count towards satisfaction of these guidelines include (a) fully vested shares owned directly or indirectly through immediate family members and (b) unvested restricted stock, including time-based restricted stock and performance-based restricted stock where the performance criteria has been achieved. The shares owned are valued at the greater of (i) the price at the time of purchase/acquisition or (ii) the current market value. Ownership is measured as of December 1 of each year. Executives as of the date the current guidelines were adopted were expected to meet the guidelines by December 1, 2015. Persons becoming executives after the current guidelines were adopted will have until December 1 of the fifth fiscal year after being deemed an executive to come into compliance. Executives must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. All executives were in compliance with the officer stock ownership guidelines as of the last measurement date.

Other than these stock ownership guidelines, our executives are not required to hold our stock for a specific amount of time following exercise or vesting, but must trade Company stock pursuant to the Company’s Insider Trading Policy.

Hedging Policy; Pledging of Stock

Directors and executives are required to obtain pre-clearance from the Company before entering into any hedging transaction involving the Company’s securities, such as a zero-cost collar or forward sale contract. To date, no director or executive of the Company has requested such pre-clearance or entered into such a transaction. In addition, under the Company’s Insider Trading Policy, executive officers, directors, and certain other covered individuals are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Policy on Reimbursement of Incentive Payments

Our Policy on Reimbursement of Incentive Payments provides that the Company may, in its discretion, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer or standing officer where: (a) the payment (in shares of the Company’s common stock or otherwise) was predicated upon achieving financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the SEC; (b) the Board of Directors or the Compensation Committee determines that the individual engaged in intentional misconduct that caused or substantially caused the need for the restatement; and (c) a lower payment would have been made to the individual based upon the restated financial results. In each such case, the Company, in its discretion, may take one or more of the following actions: (i) cancel any or all outstanding annual incentive awards or long-term incentive awards held by such individual; (ii) demand that the individual return to the Company any or all cash amounts paid to the individual in settlement of an annual incentive award or any or all shares of the Company’s common stock issued to the individual in settlement of a long-term incentive award; and (iii) demand that the individual pay over to the Company any or all of the proceeds received by the individual upon the sale, transfer, or other transaction involving shares of the Company’s common stock issued in settlement of a long-term incentive award.

This policy applies and is effective with respect to any annual incentive plan established by the Company with a performance period commencing on or after January 1, 2009 and any long-term incentive awards granted by the Company on or after January 1, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Ronald B. Woodard, Chairperson

Nora M. Denzel (through January 18, 2015)

David M. Eskenazy (as of January 18, 2015)

Robert D. Sznewajs

NAMED EXECUTIVE OFFICER COMPENSATION

2015 Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2015, compensation earned by our current Chief Executive Officer, our former Interim Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated individuals who served as executive officers as of December 31, 2015 and our former President, Redbox who was not an executive officer as of December 31, 2015 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Erik E. Prusch (1)	2015	$338,462	$101,260	(2)	$3,999,999	(3)	$—	$338,969	(4)	$23,179	(5)	$4,801,769
Chief Executive Officer and Director

Nora M. Denzel (6)	2015	$480,000	$350,000	(7)	$109,993	(3)	$—	$—		$124,658	(8)	$1,064,651
Former Interim Chief Executive Officer and Director

J. Scott Di Valerio (9)	2015	$124,788	$—		$—		$—	$—		$943,999	(5)	$1,068,787
Former Chief Executive Officer and Director	2014	$772,183	$—		$2,872,599		$—	$61,139		$8,375		$3,684,296
	2013	$695,192	$128,269		$1,399,970		$512,361	$—		$16,523		$2,752,315

Galen C. Smith	2015	$460,385	$90,675	(2)	$1,299,843	(3)	$—	$303,535	(4)	$46,573	(5)	$2,201,011
Chief Financial Officer	2014	$418,692	$60,037		$937,313		$—	$19,887		$12,036		$1,447,965
	2013	$371,044	$41,562		$489,960		$179,322	$—		$6,976		$1,088,864

Donald R. Rench	2015	$400,115	$72,000	(2)	$649,922	(3)	$—	$241,020	(4)	$34,465	(5)	$1,397,522
Chief Legal Officer, General Counsel and Corporate Secretary	2014	$388,979	$51,130		$651,550		$—	$18,476		$10,492		$1,120,627
	2013	$373,023	$48,843		$348,694		$115,266	$—		$11,011		$896,837

James H. Gaherity	2015	$309,769	$155,800	(2)	$549,873	(3)	$—	$193,750	(4)	$21,298	(5)	$1,230,490
President, Coinstar

David D. Maquera (10)	2015	$44,615	$225,000	(7)	$499,997	(3)	$—	$—		$2,309	(5)	$771,922
President, ecoATM

Mark Horak (11)	2015	$459,490	$150,000	(7)	$1,149,836	(3)	$—	$216,851	(4)	$43,515	(5)	$2,019,692
Former President, Redbox	2014	$356,144	$62,300		$749,906		$—	$24,764		$13,910		$1,207,024

(1)	Mr. Prusch was appointed effective July 31, 2015.

(2)	Amount reflects the payout under the management team/individual performance component of the applicable 2015 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.” In addition, for Mr. Gaherity, amount includes payment of a special bonus in the amount of $100,000, which is further described in “Compensation Discussion and Analysis.”

(3)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2015 computed in accordance with FASB ASC Topic 718. Amount includes the grant date fair value of the 2015-2016 performance-based restricted stock awards at target of $3,099,919 for Mr. Prusch, $424,944 for Mr. Smith, $324,961 for Mr. Rench, $174,953 for Mr. Gaherity, and $424,944 for Mr. Horak, computed in accordance with FASB ASC Topic 718. At the maximum level of achievement, these values would be $4,649,879 for Mr. Prusch, $637,416 for Mr. Smith, $487,441 for Mr. Rench, $262,430 for Mr. Gaherity, and $637,416 for Mr. Horak as further described in “Compensation Discussion and Analysis.” The award granted to Ms. Denzel was for services as a director and was granted after she was no longer serving as Interim Chief Executive Officer. Assumptions used in the calculation of these amounts are described in notes 2 and 10 to the Company’s audited financial statements included in the Annual Report.

(4)	Amount reflects payout under the Company performance component of the applicable 2015 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.”

(5)	Represents 401(k) retirement plan matching contributions for Messrs. Prusch ($15,554), Di Valerio ($5,110), Smith ($14,975), Rench ($18,565), Gaherity ($9,093), and Horak ($17,880); dividend payments on unvested shares for Messrs. Prusch ($7,625), Smith ($31,598), Rench ($15,900), Gaherity ($12,205), Maquera ($2,309), and Horak ($25,634); and separation payments for Mr. Di Valerio for an aggregate of $938,888. For more information on the separation payments received by Mr. Di Valerio in connection with his termination, see “Potential Payments Upon Termination or Change of Control Table” and related narrative.

(6)	Ms. Denzel served as Interim Chief Executive Officer from January 18, 2015 to July 31, 2015.

(7)	For Ms. Denzel, represents bonus for service as Interim Chief Executive Officer. For Messrs. Maquera and Horak, represents sign-on bonuses in connection with their hire. For more information regarding these bonuses, see “Compensation Discussion and Analysis.”

(8)	Amount represents 401(k) retirement plan matching contribution of $7,200, director fees of $26,444 for Ms. Denzel’s service as a director when she was not serving as Interim Chief Executive Officer, dividend payments on unvested shares of $1,565, and relocation expenses, as follows: $38,202 for temporary housing, $1,298 for moving expenses, $9,674 for commuting expenses, $15,000 relocation bonus, and $25,275 tax gross-up associated with the relocation expenses. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

(9)	Mr. Di Valerio stepped down as our Chief Executive Officer effective January 18, 2015, but remained an employee of the Company through February 28, 2015.

(10)	Mr. Maquera was hired in November 2015.

(11)	Mr. Horak was terminated as President, Redbox effective December 4, 2015, but remained an employee of the Company through January 4, 2016.

2015 Grants of Plan-Based Awards Table

The following table shows, as applicable, (1) equity awards granted to our Named Executive Officers under the 2011 Plan and (2) non-equity incentive plan compensation granted to our Named Executive Officers under the applicable 2015 Incentive Compensation Plan, during the fiscal year ended December 31, 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Erik E. Prusch	7/31/15	7/31/15							12,708	899,981
	7/31/15	7/31/15				14,826	29,652	44,478		2,099,955
	10/16/15	10/16/15				12,306	16,409	20,511		999,964
				236,274	472,548

Nora M. Denzel (3)	9/2/15	7/28/15							1,825	109,993

J. Scott Di Valerio (4)

Galen C. Smith	2/12/15	2/12/15							6,422	424,944
	2/12/15	2/12/15				3,211	6,422	9,633		424,944
	2/12/15	2/12/15							6,800	449,956
				211,575	423,150

Donald R. Rench	2/12/15	2/12/15							4,911	324,961
	2/12/15	2/12/15				2,455	4,911	7,366		324,961
				168,000	336,000

James H. Gaherity	2/12/15	2/12/15							2,644	174,953
	2/12/15	2/12/15				1,322	2,644	3,966		174,953
	2/12/15	2/12/15							3,022	199,966
				108,500	217,000

David D. Maquera	11/23/15	11/23/15							7,697	499,997

Mark Horak (5)	2/12/15	2/12/15							6,422	424,944
	2/12/15	2/12/15				3,211	6,422	9,633		424,944
	2/12/15	2/12/15							4,533	299,949
				225,400	450,800

(1)	These columns show the target and maximum payouts (no threshold levels apply) under the Company performance component of the 2015 Incentive Compensation Plans and exclude the potential payouts under the management team/individual performance component, which was discretionary. For additional information regarding these awards, see “Compensation Discussion and Analysis.”

(2)	These columns show the threshold, target, and maximum payouts under performance-based restricted stock awards granted in 2015 for the 2015-2016 performance period. For additional information regarding performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

(3)	Ms. Denzel’s award was for services as a director and was granted after she was no longer serving as Interim Chief Executive Officer.

(4)	Mr. Di Valerio was not granted any awards in 2015.

(5)	The three equity awards granted to Mr. Horak in 2015 were forfeited as a result of his termination of employment.

Employment Agreements

Erik E. Prusch, Chief Executive Officer.    In July 2015, the Company entered into an offer letter and employment agreement with Erik E. Prusch in connection with his hire as Chief Executive Officer, effective on July 31, 2015. Under the terms of the employment agreement, the Company agreed to pay Mr. Prusch an initial annual base salary of $800,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Prusch is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards. For a description of the severance provisions in Mr. Prusch’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

J. Scott Di Valerio, former Chief Executive Officer.    In January 2010, the Company entered into an employment agreement with J. Scott Di Valerio in connection with his hire as our Chief Financial Officer. This employment agreement was amended and restated in January 2013 in connection with his promotion to Chief Executive Officer, effective on April 1, 2013. In connection with his promotion, in January 2013, the Company also entered into an offer letter with Mr. Di Valerio. Under the terms of the amended and restated employment agreement, the Company agreed to pay Mr. Di Valerio an initial annual base salary of $750,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Di Valerio was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards. Mr. Di Valerio stepped down as the Company’s Chief Executive Officer effective January 18, 2015. For a description of the severance terms applicable to Mr. Di Valerio, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Galen C. Smith, Chief Financial Officer.    In January 2013, the Company entered into an offer letter and employment agreement with Galen C. Smith in connection with his promotion to Chief Financial Officer, which became effective on April 1, 2013. Under the terms of the employment agreement, the Company agreed to pay Mr. Smith an initial annual base salary of $400,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Smith is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards. For a description of the severance provisions in Mr. Smith’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

James H. Gaherity, President, Coinstar.    In February 2014, the Company entered into an offer letter with James H. Gaherity in connection with his promotion to President, Coinstar, and in March 2014 the Company entered into an employment agreement with Mr. Gaherity, effective as of March 11, 2014. Under the terms of the employment agreement, the Company agreed to pay Mr. Gaherity an initial annual base salary of $300,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Gaherity is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards. For a description of the severance provisions in Mr. Gaherity’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

David D. Maquera, President, ecoATM.    In November 2015, the Company entered into an offer letter and employment agreement with David D. Maquera in connection with his hire as President, ecoATM, effective on November 23, 2015. Under the terms of the employment agreement, the Company agreed to pay Mr. Maquera an initial annual base salary of $400,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Maquera is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards. The Company also agreed to pay Mr. Maquera a sign on bonus of $225,000, which bonus has been paid. For a description of the severance provisions in Mr. Maquera’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Mark Horak.    In January 2014, the Company entered into an offer letter with Mark Horak in connection with his hire as President, Redbox, and in March 2014 the Company entered into an employment agreement with

Mr. Horak, effective as of his start date of March 17, 2014. Under the terms of the offer letter and employment agreement, the Company agreed to pay Mr. Horak an initial annual base salary of $445,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Horak was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards and long-term incentive awards. The Company also agreed to pay Mr. Horak a sign-on bonus of $150,000 within 30 days of the first anniversary of his first day of employment, contingent upon continued employment through such one-year anniversary, which bonus has been paid. Mr. Horak’s employment with the Company terminated on January 4, 2016. For a description of the severance terms applicable to Mr. Horak, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Offer Letter

Nora M. Denzel, former Interim Chief Executive Officer.    In January 2015, the Company entered into an offer letter with Nora M. Denzel in connection with her hire as Interim Chief Executive Officer, effective on January 18, 2015. Under the terms of the offer letter, the Company agreed to pay Ms. Denzel an annual base salary of $780,000 and a cash bonus of between 50-75% of base salary paid, as determined by the Compensation Committee. In addition, the Company agreed to pay Ms. Denzel $15,000 for transition expenses and to reimburse all reasonable and necessary expenses, including commuting and temporary housing expenses, and up to $5,000 in legal expenses. While serving in this position, Ms. Denzel was not eligible to receive cash, equity or any other compensation under the Company’s non-employee director compensation programs.

2015 Incentive Compensation Plans

For 2015, short-term incentive awards were granted to the Named Executive Officers (other than Ms. Denzel and Messrs. Di Valerio and Maquera) under the 2015 Incentive Compensation Plans. The 2015 awards consisted of cash awards tied to two components—Company performance and management team/individual performance. For additional information regarding the 2015 Incentive Compensation Plans, see “Compensation Discussion and Analysis.”

2011 Incentive Plan

Long-term incentives awarded in 2015 to the Named Executive Officers other than Ms. Denzel consisted of equity compensation in the form of time-based restricted stock awards and performance-based restricted stock awards under the 2011 Plan. With the exception of the award granted to Mr. Prusch, awards of time-based restricted stock vest (and are no longer subject to forfeiture) in four equal annual installments starting on the one-year anniversary of the vesting commencement date. The time-based restricted stock award granted to Mr. Prusch in 2015 vests in two equal installments on the third and fourth anniversaries of the date of grant. Restricted stock under the annual performance-based restricted stock awards granted in 2015 is earned based on the level of achievement of specified performance goals during a two-year performance period. Once earned, 65% of the stock earned vests in February 2017 (July 2017 for Mr. Prusch’s award) and 35% of the stock earned vests in February 2018 (July 2018 for Mr. Prusch’s award), provided that the executive continues to provide services to us. The new hire performance-based restricted stock award granted to Mr. Prusch in 2015 is earned based on the level of achievement of specified performance goals. Once earned, 65% of the stock earned vests in October 2017 and 35% of the stock earned vests in October 2018, provided he continues to provide services to us. For additional information regarding the performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

Messrs. Smith, Rench, Gaherity and Horak were also granted bridge awards in 2015, consisting of either equity awards (Messrs. Smith, Gaherity and Horak) or cash (Mr. Rench). The bridge equity awards were granted as time-based restricted stock awards that vested 50% in February 2016 and vest 50% in February 2017, provided that the executive continues to provide services to us. The bridge cash award was paid on April 8, 2016 and was subject to continued service to the Company through April 1, 2016. For additional information regarding the bridge awards, see “Compensation Discussion and Analysis.”

The equity award to Ms. Denzel for 2015 was granted when she was no longer serving as Interim Chief Executive Officer and was subject to the terms of our non-employee director program administered under the 2011 Plan. For additional information regarding Ms. Denzel’s equity award, see “Compensation Discussion and Analysis” and “2015 Director Compensation.”

Cash Compensation in Proportion to Total Compensation

The proportion of cash compensation (which includes earned salary and earned incentives from the 2015 Incentive Compensation Plans) compared to total compensation varies among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility. For example, those Named Executive Officers who have a greater ability to influence Outerwall’s performance generally will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in time-based restricted stock awards and performance-based restricted stock awards. The lower the level of influence of an executive, generally, the higher the percentage of the executive’s total compensation that is in the form of cash compensation with a correspondingly lower percentage of time-based restricted stock awards and performance-based restricted stock awards. Accordingly, executive compensation for higher-level executives generally is set to align closely with stockholders’ and Outerwall’s long-term shared interests. In 2015, the percentage of total cash compensation as compared to total compensation for our Named Executive Officers other than Mr. Di Valerio and Ms. Denzel was as follows: Mr. Prusch, 16%; Mr. Smith, 39%; Mr. Rench, 51%; Mr. Gaherity, 54%; Mr. Maquera, 35%; and Mr. Horak, 41%.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding stock options and unvested stock awards held by each Named Executive Officer as of December 31, 2015.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Inventive Plan Awards: Market or Payout Value Under Unearned Shares, Units or Other Rights That Have Not Vested (2)
	Exercisable		Unexercisable
Erik E. Prusch							12,708	(3)	$464,350
							8,205	(4)	299,811	29,652	(5)	$1,083,484
										8,204	(6)	$299,774
Nora M. Denzel	476	(7)	—	(7)	$50.88	1/31/2023
	1,278	(8)	—	(8)	$59.08	6/27/2023
							1,825	(9)	$66,686
J. Scott Di Valerio (10)
Galen C. Smith	1,145	(11)	698	(11)	$56.87	2/16/2022
	—	(12)	4,110	(12)	$53.53	2/15/2023
							219	(13)	$8,002
							200	(14)	$7,308
							1,307	(15)	$47,758
							715	(16)	$26,126
							4,126	(17)	$150,764
							6,291	(18)	$229,873
							6,422	(19)	$234,660
							6,800	(20)	$248,472
										6,422	(21)	$234,660
Donald R. Rench	5,085	(22)	—	(22)	$29.71	2/24/2020
	4,995	(23)	—	(23)	$45.02	2/22/2021
	3,352	(11)	1,117	(11)	$56.87	2/16/2022
	2,643	(12)	2,642	(12)	$53.53	2/15/2023
							351	(13)	$12,826
							840	(15)	$30,694
							528	(16)	$19,293
							2,837	(17)	$103,664
							4,325	(18)	$158,036
							4,911	(19)	$179,448
										4,911	(21)	$179,448
James H. Gaherity	1,256	(11)	628	(11)	$56.87	2/16/2022
	1,051	(12)	1,350	(12)	$53.53	2/15/2023
							197	(13)	$7,198
							429	(15)	$15,676
							269	(16)	$9,829
							1,547	(17)	$56,527
							2,359	(18)	$86,198
							2,644	(19)	$96,612
							3,022	(20)	$110,424
										2,644	(21)	$96,612
David D. Maquera							7,697	(24)	$281,248
Mark Horak (25)							4,306	(26)	$157,341
							5,742	(18)	$209,813
							6,422	(19)	$234,660
							4,533	(20)	$165,636
										6,422	(21)	$234,660

(1)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(2)	Market value was determined by multiplying the number of shares of stock by $36.54 (the closing price of the Company’s common stock on December 31, 2015).

(3)	Represents the unvested portions of awards made on July 31, 2015 pursuant to the 2011 Plan that vest 50% on the third anniversary of date of grant and 50% on the fourth anniversary of date of grant.

(4)	Represents the unvested portion of a performance-based restricted stock award made on October 16, 2015 pursuant to the 2011 Plan that was earned for the 2015 performance period at 100% of target and that vests 65% on October 16, 2017 and 35% on October 16, 2018.

(5)	Represents an unearned performance-based restricted stock award made on July 31, 2015 pursuant to the 2011 Plan shown at target for the two-year (2015-2016) performance period. If earned, the award will vest 65% on July 31, 2017 and 35% on July 31, 2018.

(6)	Represents an unearned performance-based restricted stock award made on October 16, 2015 pursuant to the 2011 Plan shown at target for the performance period ending July 31, 2016. If earned, the award will vest 65% on October 16, 2017 and 35% on October 16, 2018.

(7)	This option was granted on January 31, 2013 pursuant to the 2011 Plan with a term of ten years, and the award vested equally over twelve months.

(8)	This option was granted on June 27, 2013 pursuant to the 2011 Plan with a term of ten years, and the award vested equally over twelve months.

(9)	Represents the unvested portion of an award made on September 2, 2015 pursuant to the 2011 Plan that vests in full on June 11, 2016.

(10)	As of December 31, 2015, Mr. Di Valerio did not have any outstanding equity awards.

(11)	These options were granted on February 16, 2012 pursuant to the 2011 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(12)	These options were granted on February 15, 2013 pursuant to the 2011 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the vesting commencement date of February 24, 2013 and 25% annually thereafter.

(13)	Represent the unvested portions of awards made on February 16, 2012 pursuant to the 2011 Plan that vest 25% one year from the award date and 25% annually thereafter.

(14)	Represents the unvested portion of an award made on February 28, 2012 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

(15)	Represent the unvested portions of awards made on February 15, 2013 pursuant to the 2011 Plan that vest 25% one year from the vesting commencement date of February 24, 2013 and 25% annually thereafter.

(16)	Represent the unvested portions of performance-based restricted stock awards made on February 15, 2013 pursuant to the 2011 Plan that were earned for the 2013-2014 performance period at 31.25% of target and that vested 65% on February 24, 2015 and vest 35% on February 24, 2016.

(17)	Represent the unvested portions of awards made on February 13, 2014 pursuant to the 2011 Plan that vest 25% one year from the vesting commencement date of February 24, 2014 and 25% annually thereafter.

(18)	Represent the unvested portions of performance-based restricted stock awards made on February 13, 2014 pursuant to the 2011 Plan that were earned for 2014-2015 performance period at 114.35% of target and that vest 65% on February 24, 2016 and 35% of February 24, 2017.

(19)	Represent the unvested portions of awards made on February 12, 2015 pursuant to the 2011 Plan that vest 25% one year from the vesting commencement date of February 24, 2015 and 25% annually thereafter.

(20)	Represent the unvested portions of awards made on February 12, 2015 pursuant to the 2011 Plan that vest 50% on the first anniversary of the vesting commencement date of February 24, 2015 and 50% on the second anniversary of the vesting commencement date.

(21)	Represent unearned performance-based restricted stock awards made on February 12, 2015 pursuant to the 2011 Plan shown at target for the two-year (2015-2016) performance period. If earned, the awards will vest 65% on February 24, 2017 and 35% of February 24, 2018.

(22)	This option was granted on February 24, 2010 pursuant to the 1997 Plan with a term of ten years, and the award vested over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(23)	This option was granted on February 22, 2011 pursuant to the 1997 Plan with a term of ten years, and the award vested over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(24)	Represents the unvested portion of an award made on November 23, 2015 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

(25)	As a result of Mr. Horak’s termination of employment on January 4, 2016, he forfeited all shares shown on this table that were subject to unvested and/or unearned awards as of December 31, 2015.

(26)	Represents the unvested portion of an award made on March 17, 2014 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

2015 Option Exercises and Stock Vested Table

The following table shows, for the fiscal year ended December 31, 2015, the options exercised and restricted stock vested for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Erik E. Prusch	—	$—	—	$—
Nora M. Denzel	—	—	1,696	129,761
J. Scott Di Valerio	29,945	575,092	15,056	1,008,537
Galen C. Smith	5,062	109,599	6,778	449,700
Donald R. Rench	—	—	4,671	314,193
James H. Gaherity	300	6,787	2,972	199,993
David D. Maquera	—	—	—	—
Mark Horak	—	—	1,436	93,613

(1)	Based on the difference between the fair market value of Outerwall common stock at the time of exercise and the exercise price of the option.

(2)	Based on the closing price of Outerwall common stock on the vesting date.

Elements of Post-Termination Compensation and Benefits

Under certain circumstances, Outerwall (or one of its subsidiaries) will enter into an employment, change of control, transition, and/or retention agreement with an executive. Otherwise, executives serve at the will of the Board of Directors, enabling the Company to remove an executive whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested compensation and benefits).

Employment Agreements

Messrs. Prusch, Smith, Gaherity, Maquera and Horak.    As of December 31, 2015, the Company (or one of its subsidiaries) had employment agreements with the Chief Executive Officer, Erik E. Prusch, the Chief Financial Officer, Galen C. Smith, the President, Coinstar, James Gaherity, the President, ecoATM, David D. Maquera, and the former President, Redbox, Mark Horak.

Mr. Prusch.    The employment agreement in effect as of December 31, 2015 for Mr. Prusch provides that he will generally be entitled to the following benefits if he is terminated at any time without cause (as defined below) or if he terminates for good reason (as defined below):

•	termination payments equal to 18 months’ annual base salary and one and one-half (1.5) times annual target bonus;

•	any unpaid annual base salary that had accrued for services already performed as of the date of termination;

•	a pro rata portion of the executive’s annual bonus for the year; and

•	an amount equal to 18 months of COBRA premiums at the rate in effect on the date of termination for the executive and the executive’s spouse and dependent children.

For purposes of Mr. Prusch’s employment agreement, “cause” is generally defined as:

•

failure or refusal to carry out the lawful duties of the executive or any lawful directions of the Board, which directions are reasonably consistent with the duties to be performed by the executive, and such failure or refusal is not remedied by executive within forty-five (45) days after the date on which the executive receives written notice thereof;

•

violation (as determined in good faith by a majority of the full Board of Directors) by the executive of a state or federal criminal law involving the commission of a crime against the Company or a felony;

•	current use by the executive of illegal substances, provided that such determination is made by a majority of the full Board of Directors in good faith;

•	fraud, misrepresentation, or dishonesty by the executive; or any act or omission by the executive that substantially impairs the Company’s business, goodwill, or reputation; or

•	any other material breach of any provision of the employment agreement.

For purposes of Mr. Prusch’s employment agreement, “good reason” generally includes any of the following events, provided that within specified time frames the executive provides the Company with notice, the Company fails to remedy the event or condition, and the executive actually terminates employment:

•	a decrease in the executive’s annual base salary and/or target bonus;

•	a decrease in the executive’s authority, duties, or responsibilities;

•

termination of the executive’s change of control agreement prior to a change of control, unless the Company provides the executive with a new change of control agreement that reflects then prevailing market terms for such agreements;

•	a relocation of the executive’s principal place of employment to a location more than 50 miles away; or

•	any other material breach of the agreement by the Company.

Messrs. Smith, Gaherity, Maquera and Horak.    The employment agreements in effect as of December 31, 2015 for Messrs. Smith, Gaherity, Maquera and Horak generally provide that the executive will be entitled to the following benefits if the executive is terminated at any time without cause (as defined below):

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that had accrued for services already performed as of the date of termination;

•	a pro rata portion of the executive’s annual bonus for the year; and

•	an amount equal to 12 months of COBRA premiums at the rate in effect on the date of termination for the executive and the executive’s spouse and dependent children.

For purposes of the employment agreements for Messrs. Smith, Gaherity, Maquera and Horak, “cause” is generally defined as:

•

failure or refusal to carry out the lawful duties of the executive or any directions of the Board, which directions are reasonably consistent with the duties set forth in the employment agreement to be performed by the executive;

•	violation by the executive of a state or federal criminal law involving the commission of a crime against the Company or a felony;

•

current use by the executive of illegal substances; deception, fraud, misrepresentation, or dishonesty by the executive; or any act or omission by the executive that substantially impairs the Company’s business, goodwill, or reputation; or

•	any other material violation of any provision of the employment agreement.

Termination payments made in connection with a termination without cause, or for good reason with respect to Mr. Prusch, will generally be paid to the executive in a lump sum within ten business days after the release of claims required under the employment agreement becomes effective, and any unpaid annual base salary will be paid at the same time such amounts would have been paid had the executive’s employment not been terminated.

Following the termination of employment, the executive is subject to certain nondisclosure and nondisparagement provisions. In addition, Messrs. Prusch, Smith, Gaherity and Maquera are subject to certain noncompetition provisions for one year following the termination of employment.

Change of Control Agreements

As of December 31, 2015, the Company had a change of control agreement with each of the Named Executive Officers, except Ms. Denzel and Mr. Di Valerio. The change of control agreements generally provide that, following a change of control of the Company, the executive’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. In addition, the executive will be entitled to continued compensation and benefits at levels comparable to those prior to the change of control and reimbursement for all reasonable employment expenses.

If a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from the Company that the agreement is terminated, then the executive will generally be eligible to receive the following benefits if the Company terminates the executive’s employment other than for cause or if the executive terminates his employment for good reason within two years after the change of control (for purposes of Mr. Prusch’s agreement, the agreement also applies in the event a change of control occurs and his employment with the Company is terminated without cause after the date on which the Company has entered into a definitive agreement to effect the change of control but prior to the date on which such change of control occurs):

•	the executive’s annual base salary through the date of termination;

•

a prorated bonus calculated as the product of (a) the executive’s annual bonus with respect to the fiscal year in which the date of termination occurs and (b) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred (together with any accrued interest or earnings thereon);

•	any accrued but unpaid vacation pay;

•	for Mr. Prusch, an amount as separation pay equal to two (2) times the executive’s annual base salary plus two (2) times the executive’s target annual bonus;

•	for Messrs. Smith, Rench, Gaherity, Maquera and Horak, an amount as separation pay equal to the executive’s annual base salary; and

•

an amount equal to up to 18 months (for Mr. Prusch) or up to 12 months (for Messrs. Smith, Rench, Gaherity, Maquera and Horak) of COBRA premiums for the executive and the executive’s spouse and dependent children.

Payments for base salary through the date of termination, the prorated bonus, and any accrued but unpaid vacation will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If the executive’s employment terminates by reason of death or total disability, the executive (or the executive’s estate or beneficiary, as applicable in the case of the executive’s death) will receive the executive’s annual base salary through the date of termination, the executive’s prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. The change of control agreements do not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions for Equity Awards.”

For purposes of Mr. Prusch’s change of control agreement, “cause” and “good reason” have substantially the same definitions as in his employment agreement described above.

For purposes of each of the change of control agreements for Messrs. Smith, Rench, Gaherity, Maquera and Horak, “cause” is generally defined as:

•	failure or refusal to carry out the lawful duties of the executive or any directions of the Board, which directions are reasonably consistent with the duties to be performed by the executive;

•	violation by the executive of a state or federal criminal law involving the commission of a crime against the Company or a felony;

•

current use by the executive of illegal substances; deception, fraud, misrepresentation, or dishonesty by the executive; or any act or omission by the executive that substantially impairs the Company’s business, goodwill, or reputation; or

•	any material violation of the confidentiality, noncompetition, and/or nonsolicitation provisions to which the executive is bound.

For purposes of the change of control agreements for Messrs. Smith, Rench, Gaherity, Maquera and Horak, “good reason” generally includes any of the following events, provided that within specified time frames the executive provides the Company with notice, the Company fails to remedy the event or condition, and the executive actually terminates employment:

•	a decrease in the executive’s annual base salary;

•	a decrease in the executive’s authority, duties, or responsibilities;

•	a relocation of the executive’s principal place of employment more than 50 miles away; or

•	any other material breach of the executive’s change of control agreement or employment agreement, as applicable.

For purposes of all the change of control agreements, “change of control” is generally defined as:

•

a change in the composition of the Board such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board);

•

acquisition by any individual, entity, or group of beneficial ownership of (a) 20% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is not approved in advance by a majority of the incumbent directors or (b) 33% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is approved in advance by a majority of incumbent directors;

•	consummation of a reorganization, merger, or consolidation approved by the stockholders; or

•	consummation of a complete liquidation, dissolution, or the sale or other disposition of all or substantially all of the assets approved by the stockholders.

Change of Control Provisions for Equity Awards

Change of Control Provisions in the 2011 Plan.    Under the 2011 Plan, unless the Compensation Committee determines otherwise in the instrument evidencing an award or in a written employment, services, or other agreement between a participant and the Company or a related company, in the event of a change of control (as defined below):

•

If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for, or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

•	The Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services, or other agreement between a participant and the Company or a related company, a “change of control” of the Company for purposes of the 2011 Plan generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity, or group of beneficial ownership of 20% or more, if not approved in advance by a majority of the incumbent Board, or 33% or more, if approved in advance by a majority of the incumbent Board, of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the Board such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•

consummation of a “company transaction,” which for purposes of the 2011 Plan is generally defined as a merger or consolidation, a sale of at least 60% of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 60% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 33% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If the Company dissolves or liquidates, unless the Compensation Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Double-Trigger Acceleration.    The awards granted under the 2011 Plan through December 31, 2015 also provide for double-trigger accelerated vesting in the event of a change of control that is a company transaction (as defined above) in which the awards are assumed or substituted by the successor company, as follows:

•

Mr. Prusch.    In the event that the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years following the transaction without cause or by the executive for good reason, 100% of the unvested portions of the time-based and earned performance-based restricted stock awards will no longer be subject to forfeiture. With respect to unearned performance-based restricted stock awards, in the event of a change of control prior to the Compensation Committee’s certification of the Company’s achievement of the applicable performance goals, the award will be deemed earned at the target level of achievement and otherwise treated as described in this section. For purposes of Mr. Prusch’s awards, “cause” is as defined below and “good reason” is substantially as defined in his employment agreement discussed above under “Employment Agreements.” In addition, a termination of Mr. Prusch’s employment or service relationship by the Company without cause after the date on which the Company has entered into a definitive agreement to effect a change of control that is a company transaction but prior to the date on which such company transaction occurs will be deemed to be a termination of Mr. Prusch’s employment or service relationship immediately after the company transaction.

•

Messrs. Smith and Rench.    For awards granted before February 2013, in the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within one year following the transaction without cause or by the executive for good reason, 50% of the unvested portions of the time-based and earned performance-based restricted stock awards will no longer be subject to forfeiture. For awards granted after February 1, 2013 in the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years following the transaction without cause or by the executive for good reason, 100% of the unvested portions of the time-based and earned performance-based restricted stock awards will no longer be subject to forfeiture. With respect to unearned performance-based restricted stock awards granted after February 1, 2015, in the event of a change of control prior to the Compensation Committee’s certification of the Company’s achievement of the applicable performance goals, the award will be deemed earned at the target level of achievement and otherwise treated as described in this section. For purposes of these awards, “cause” and “good reason” are defined below.

•

Mr. Gaherity.    For awards granted before February 2014, in the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within one year following the transaction without cause or by the executive for good reason, 50% of the unvested portions of the time-based and earned performance-based restricted stock awards will no longer be subject to forfeiture. For awards granted after February 1, 2014 in the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years following the transaction without cause or by the executive for good reason, 100% of the unvested portions of the time-based and earned performance-based restricted stock awards will no longer be subject to forfeiture. With respect to unearned performance-based restricted stock awards granted after February 1, 2015, in the event of a change of control prior to the Compensation Committee’s certification of the Company’s achievement of the applicable performance goals, the award will be deemed earned at the target level of achievement and otherwise treated as described in this section. For purposes of these awards, “cause” and “good reason” are defined below.

•

Messrs. Maquera and Horak.    In the event that the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years following the transaction without cause or by the executive for good reason, 100% of the unvested portions of the time-based and earned performance-based restricted stock awards will no longer be subject to forfeiture. With respect to unearned performance-based restricted stock awards granted to Mr. Horak after February 1, 2015, in the event of a change of control prior to the Compensation Committee’s certification of the Company’s achievement of the applicable performance goals, the award will be deemed earned at the target level of achievement and otherwise treated as described in this section. For purposes of these awards, “cause” and “good reason” are defined below.

Definitions of “Cause” and “Good Reason” Under the 2011 Plan.    Unless otherwise defined in the instrument evidencing an award or in a written employment, services, or other agreement between a participant and the Company or a related company, “cause” is defined as dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, violation of a state or federal criminal law involving the commission of a crime against the Company or a felony, current use of illegal substances, or any act or omission that substantially impairs the Company’s business, goodwill, or reputation, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executives, the Compensation Committee, whose determination will be conclusive and binding.

For purposes of the awards granted to Messrs. Smith, Rench, Gaherity, Maquera and Horak under the 2011 Plan, “good reason” is defined as the occurrence of any of the following events or conditions and the failure of the successor company to cure any such event or condition within 30 days after receipt of written notice from the executive:

•

a change in the executive’s status, position, or responsibilities (including reporting responsibilities) that, in the executive’s reasonable judgment, represents a substantial reduction in the status, position, or responsibilities as in effect immediately prior thereto; the assignment to the executive of any duties or responsibilities that, in the executive’s reasonable judgment, are materially inconsistent with such status, title, position, or responsibilities; or any removal of the executive from or failure to reappoint or reelect the executive to any of such positions, except in connection with the termination of the executive’s employment for cause, as a result of his or her disability or death, or by the executive other than for good reason;

•	a reduction in the executive’s annual base salary;

•

the successor company’s requiring the executive (without the executive’s consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to the transaction, except for reasonably required travel on the successor company’s business that is not materially greater than such travel requirements prior to the transaction;

•

the successor company’s failure to (a) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the executive was participating at the time of the transaction or (b) provide the executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material executive benefit plan, program, and practice as in effect immediately prior to the transaction;

•	any material breach by the successor company of its obligations to the executive under the 2011 Plan or any substantially equivalent plan of the successor company; or

•	any purported termination of the executive’s employment or service relationship for cause by the successor company that is not in accordance with the definition of cause under the 2011 Plan.

Awards Granted to Ms. Denzel as a Non-Employee Director.    Ms. Denzel has only been granted equity awards for her service as a non-employee director, both prior to and after her service as Interim Chief Executive Officer. Under the terms of the Equity Grant Program for Nonemployee Directors administered under the 2011 Plan, in the event of a change of control, all restrictions or forfeiture provisions applicable to any outstanding restricted stock award granted to Ms. Denzel will lapse immediately prior to the change of control.

Bridge Award

Mr. Rench.    In February 2015, the Company provided Mr. Rench with a cash bridge award in recognition of the impact of his role on key objectives, including in part, the transition related to our Chief Executive Officer. The award was for $200,000 and payment was contingent upon Mr. Rench maintaining employment in good standing through April 1, 2016. If the Company had terminated Mr. Rench’s employment for any reason other than cause (as defined in the 2011 Plan) prior to April 1, 2016, Mr. Rench would have been eligible for a pro-rated portion of the bridge award, based on the number of calendar days between February 12, 2015 and the termination date. In the event a change in control (as defined in the 2011 Plan) had occurred on or prior to April 1, 2016, the bridge award would have been paid to Mr. Rench in full.

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated incremental compensation for the applicable Named Executive Officers as of December 31, 2015 in the event a termination or change of control had occurred on that date. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change of control event had occurred. Actual amounts payable can only be determined at the time of termination or change of control. Actual amounts paid to Mr. Di Valerio, whose employment with the Company terminated in February 2015, and to Mr. Horak, whose employment terminated in January 2016, are provided in the narrative following the table. Ms. Denzel’s employment with the Company terminated on September 1, 2015, but she continues to serve as a non-employee director. Ms. Denzel did not receive any incremental compensation as a result of her termination of employment.

Name	Benefit	Before Change of Control Termination Without Cause or for Good Reason		Change of Control (1)
Erik E. Prusch	Cash Severance	$2,400,000	(2)	$3,200,000	(3)
	Restricted Stock Acceleration (4)	—		2,147,419
	Accrued Dividends (5)	—		22,714
	Health and Benefits (6)	36,227		36,227

	Total	$2,436,227		$5,406,359

Galen C. Smith	Cash Severance (7)	$465,000		$465,000
	Restricted Stock Acceleration (8)	—		1,187,623
	Accrued Dividends (5)	—		7,706
	Health and Benefits (9)	22,830		22,830

	Total	$487,830		$1,683,160

Donald R. Rench	Cash Severance	$155,600	(10)	$600,000	(11)
	Restricted Stock Acceleration (8)	—		683,409
	Accrued Dividends (5)	—		5,893
	Health and Benefits (9)	—		22,830

	Total	$155,600		$1,312,132

James H. Gaherity	Cash Severance (7)	$310,000		$310,000
	Restricted Stock Acceleration (8)	—		479,076
	Accrued Dividends (5)	—		3,173
	Health and Benefits (9)	24,151		24,151

	Total	$334,151		$816,400

David D. Maquera	Cash Severance (7)	$400,000		$400,000
	Restricted Stock Acceleration (12)	—		281,248
	Accrued Dividends (5)	—		—
	Health and Benefits (9)	24,151		24,151

	Total	$424,151		$705,339

(1)	Except for restricted stock acceleration and accrued dividends, the amounts in this column assume termination of employment in connection with, or within a designated period after, a change of control; provided, that for Mr. Prusch, the benefits also apply in the event a change of control occurs and his employment is terminated without cause after the date on which the Company has entered into a definitive agreement to effect the change of control but prior to the date on which such change of control occurs.

(2)	Amount includes cash severance of 18 months’ annual base salary and one and one-half (1.5) times annual target bonus for the executive as of December 31, 2015.

(3)	Amount includes cash severance of two (2) times annual base salary plus two (2) times annual target bonus for the executive as of December 31, 2015.

(4)	Calculated by multiplying the number of accelerated shares of restricted stock by $36.54 (the closing price of the Company’s common stock on December 31, 2015). For purposes of the amounts reflected in the “Change of Control” column of the table, (i) the performance-based restricted stock award that was granted in 2015 to Mr. Prusch for the 2015-2016 performance period and the portion of the new hire performance-based restricted stock award granted to Mr. Prusch in 2015 that is subject to delivery of a strategic plan by July 31, 2016 are reflected as earned at target per the terms of the awards, (ii) the portion of the new hire performance-based restricted stock award granted to Mr. Prusch in 2015 for the August 1, 2015 to December 31, 2015 performance period and actually earned is reflected, and (iii) we have assumed that all other awards accelerated in full, either because the surviving company refused to assume or substitute awards or because the change of control was not a company transaction.

(5)	Amount reflects the value of accrued dividends for awards of performance-based restricted stock that were granted in 2015 and we have assumed that all such awards accelerated in full, either because the surviving company refused to assume or substitute awards or because the change of control was not a company transaction. Mr. Maquera did not receive any awards of performance-based restricted stock as of December 31, 2015.

(6)	Amount reflects the payment of COBRA premiums for 18 months following termination.

(7)	Amount reflects cash severance of one year’s annual base salary for the executive as of December 31, 2015.

(8)	Calculated by multiplying the number of accelerated shares of restricted stock by $36.54 (the closing price of the Company’s common stock on December 31, 2015). For purposes of the amounts reflected in the “Change of Control” column of the table, (i) the performance-based restricted stock awards that were granted in 2015 for the 2015-2016 performance period are reflected as earned at target per the terms of the awards, (ii) the performance-based restricted stock awards that were awarded in 2014 and actually earned for the 2014-2015 performance period are reflected, and (iii) we have assumed that all other awards accelerated in full, either because the surviving company refused to assume or substitute awards or because the change of control was not a company transaction.

(9)	Amount reflects the payment of COBRA premiums for 12 months following termination.

(10)	Amount reflects pro-rated payment of the bridge award.

(11)	Amount reflects cash severance of one year’s annual base salary for the executive as of December 31, 2015, plus full payment of the bridge award.

(12)	Mr. Maquera did not have any performance-based restricted stock awards outstanding as of December 31, 2015.

Actual Termination of Employment for Messrs. Di Valerio and Horak

Mr. Di Valerio’s employment with the Company terminated on February 28, 2015. He received a separation payment totaling $938,888, including payments of (1) $772,500, which is the equivalent of one year base salary, (2) $128,750, which represents a pro rata portion of his target annual bonus, and (3) $22,638 for 12 months of COBRA premiums, all in accordance with his employment agreement, plus (4) $15,000 for attorneys’ fees.

Mr. Horak’s employment with the Company terminated on January 4, 2016. He received a separation payment totaling $460,000, which is the equivalent of one year base salary, in accordance with his employment agreement, plus up to $15,000 worth of outplacement services.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions With Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers and the beneficial owners of 5% of our common stock or other voting securities are expected to disclose to our General Counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The Audit Committee is authorized to administer this policy, and may amend, modify, and interpret this policy, and take such other action in connection with the administration of the policy, as it deems necessary or desirable; provided, however, any material amendments or modifications to this policy will be recommended to the full Board for its review and approval.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction requirement, the transaction will be deemed approved and will be reported to the Audit Committee at its next scheduled meeting.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the chairperson of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $1 million or when it would not be practicable in the judgment of the chairperson and General Counsel to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the Audit Committee for review and approval or ratification.

•

If the transaction to be reviewed and acted upon by the Audit Committee involves a member of the Audit Committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction, and the other members of the Audit Committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the Audit Committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the Audit Committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

The Engaged Agreement (as defined below) was considered and approved by the full Board of Directors.

Related Person Transactions

Pursuant to a cooperation agreement (the “Engaged Agreement”) dated April 11, 2016, by and among the Company, Engaged (a 14.6% beneficial holder of our common stock as of April 11, 2016) and Mr. Brown, the Company increased the size of our Board of Directors by one to eight members and, to fill that vacancy, appointed Mr. Brown as an independent director and as a member of the class of directors with a term expiring at our 2017 Annual Meeting of Stockholders. The Company also agreed to reduce the size of the Board to seven members in connection with our 2016 Annual Meeting of Stockholders and subsequently appoint two additional independent directors (“Additional Independent Directors”) to be submitted by Engaged to the Board, and reviewed, approved and appointed by the Board, in accordance with the procedures provided in the Engaged Agreement, expected to be as of August 1, 2016 (the two Additional Independent Directors, together with Mr. Brown, the “New Nominees”). One of the Additional Independent Directors will be appointed in the class of directors with a term expiring at our 2018 Annual Meeting of Stockholders and the other Additional Independent Director will be appointed in the class of directors with a term expiring at our 2019 Annual Meeting of Stockholders. Until 30 days prior to the deadline for the submission of stockholder nominations for directors for our 2017 Annual Meeting of Stockholders (the “Standstill Period”), Engaged has certain rights to recommend a substitute person if any of the New Nominees is unable or unwilling to serve as a director or resigns as a director, in accordance with the terms of the Engaged Agreement. In addition, as part of the Engaged Agreement, Engaged made certain covenants regarding proxy solicitation and voting with respect to the 2016 Annual Meeting of Stockholders and agreed to certain standstill provisions during the Standstill Period, and the Company made certain covenants regarding actions in connection with its evaluation of strategic and financial alternatives to maximize stockholder value.

Mr. Brown has delivered, and prior to their appointment, each of the Additional Independent Directors will deliver, to the Company a resignation letter providing that such New Nominee will immediately resign from the Board if (1) during the Standstill Period Engaged’s holdings of common stock of the Company decrease to less than 4.99% of the Company’s then outstanding common stock or (2) a New Nominee breaches, as determined by a court, any confidentiality-related requirement under any agreement, policy, code or guideline relating to the Company.

Mr. Brown receives the standard compensation received by Company non-employee directors. The components of the Company’s standard non-employee director cash and equity compensation are described above under “2015 Director Compensation.” In addition, pursuant to the Engaged Agreement, the Company agreed to reimburse Engaged an amount not to exceed $100,000 for reasonable out-of-pocket fees and expenses for the purpose of negotiating and executing the Engaged Agreement and related matters.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Outerwall’s Board of Directors has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller (or persons performing similar functions) and a Code of Conduct that applies to all directors, officers, and employees of the Company. A copy of each is available on our website at ir.outerwall.com. Substantive amendments to and waivers from either regarding executive officers and directors, if any, will be disclosed on the Investor Relations section of Outerwall’s website.

List of Stockholders of Record

In accordance with Delaware law and our Bylaws, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2017 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on February 1, 2017. As prescribed by current Rule 14a-8(b) under the Exchange Act, a stockholder must, among other things, have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2017 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of our 2016 Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between the close of business on April 7, 2017 and the close of business on May 8, 2017. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Outerwall Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder-Recommended Director Nominees

The Nominating Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Nominating and Governance Committee, Attn: Corporate Secretary, Outerwall Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

As required by our Bylaws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act, the written consent of the director nominee to be named as a nominee and to serve as a director if elected, and a statement whether such person, if elected, intends to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which such person would face reelection and (ii) the acceptance of such resignation by a committee of our independent directors. Evaluation of any such recommendations is the responsibility of the Nominating Committee. In the event of any stockholder recommendations, the Nominating Committee will evaluate the persons recommended in the same manner as other candidates.

Communications With the Board of Directors

Stockholders and other stakeholders may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors—Outerwall Inc., Attn: General Counsel, 1800 114th Avenue S.E., Bellevue, Washington 98004 or by email at AskBoard@Outerwall.com. Each communication should clearly specify the name(s) of the group of directors or the individual director to whom the communication is addressed.

APPENDIX A

OUTERWALL INC.

2011 INCENTIVE PLAN

(As Amended and Restated by the Board of Directors on May 27, 2016)

SECTION 1. PURPOSE

The purpose of the Outerwall Inc. 2011 Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.

3.2 Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (ix) delegate ministerial duties to such of the Company’s employees as it so determines; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) lower the price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15.1; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an Option or SAR at a time when its strike price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) 1,150,000 shares; plus

(b) any authorized shares (i) not issued or subject to outstanding awards under the Company’s 1997 Amended and Restated Equity Incentive Plan (the “Prior Plan”) on the Effective Date and (ii) subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), up to an aggregate maximum of 2,985,055 shares, subject to adjustment from time to time as provided in Section 15.1, which shares shall cease, as of such date, to be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2 Share Usage

(a) If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to the Company, the shares subject to such Awards and the forfeited shares shall again be available for issuance under the Plan. The following shares shall not become available for issuance under the Plan: (i) shares of Common Stock tendered by a Participant or withheld by the Company as full or partial payment to the Company upon exercise of Options or SARs, (ii) shares of Common Stock reserved for issuance upon grant of SARs that may be payable in shares of Common Stock, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and (iii) shares of Common Stock withheld by, or otherwise tendered to, the Company to satisfy a Participant’s tax withholding obligations with respect to the grant, vesting or exercise of an Award. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding the other provisions in this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends or dividend equivalents for dividends paid with respect to shares of Common Stock underlying any Award, other than an Award of Options or Stock Appreciation Rights, in a manner determined by the Committee in its sole discretion; provided, however, that with respect to Awards that are subject to achievement of performance goals, any such credited dividends or dividend equivalents may only be paid with respect to the portion of such Awards that is actually earned. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date. For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code, as specified in Section 8.4.

7.4 Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time; provided, however, that Options shall vest and become exercisable no earlier than one year after the Grant Date (except if accelerated pursuant to a Change of Control or a Termination of Service); and, provided further, that Options or SARs for up to an aggregate maximum of 5% of the aggregate number of shares specified in Section 4.1 may be granted without regard to the minimum one-year vesting.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery, as directed by the Company, to the Company or a brokerage firm designated or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Company, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6 Effect of Termination of Service

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination of Service; and

(iii) the Option Expiration Date.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion; provided, however, that SARs shall vest and become exercisable no earlier than one year after the Grant Date (except if accelerated pursuant to a Change of Control or a Termination of Service); and, provided further, that Options or SARs for up to an aggregate maximum of 5% of the aggregate number of shares specified in Section 4.1 may be granted without regard to the minimum one-year vesting. A SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. A SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2 Payment of SAR Amount

Upon the exercise of a SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the excess of the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of a SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3 Waiver of Restrictions

Subject to the minimum one-year vesting provision set for in Section 9.1, the Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2 Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1 Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2 Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate; provided, however, that, in the discretion of the Committee and to the extent permitted under applicable financial accounting standards, the value of shares so withheld or tendered may exceed the employer’s minimum required tax withholding rate but may not be greater than the employer’s maximum tax withholding rate, so long as the exercise of such discretion by the Committee would not result in adverse treatment for financial accounting purposes.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (iii) the maximum numbers and kind of securities set forth in Section 16.3; and (iv) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3 Change of Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control:

(a) If the Change of Control is a Company Transaction in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award. If and to the extent that such Awards are not converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and such Awards shall terminate at the effective time of the Change of Control.

If the Change of Control is not a Company Transaction in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, all outstanding Awards, other than Performance Shares and Performance Units, shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and shall terminate at the effective time of the Change of Control.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares or Performance Units earned and outstanding as of the date the Change of Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change of Control and shall be payable in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change of Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4 Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.5 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6 No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.7 Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1 Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any affiliate or business unit of the Company, as reported or calculated by the Company:

(a)	asset management;

(b)	book value;

(c)	book value per share;

(d)	cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital);

(e)	cash management;

(f)	capital expenditures;

(g)	cost control;

(h)	customer and/or employee satisfaction;

(i)	debt;

(j)	debt plus equity;

(k)	earnings (either in aggregate or on a per-share basis);

(l)	improvements in capital structure;

(m)	market or economic value added;

(n)	market share;

(o)	net income;

(p)	operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses);

(q)	operating margins;

(r)	return on assets;

(s)	return on equity;

(t)	return on invested capital;

(u)	revenues;

(v)	services performance;

(w)	share price;

(x)	stock price appreciation;

(y)	strategic initiatives;

(z)	subscriber metrics;

(aa)	total stockholder return; or

(bb)	working capital (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) any unusual, infrequently occurring and/or nonrecurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2 Adjustment of Awards

Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3 Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 500,000 shares of Common Stock for such Awards, except that the Company may make additional onetime grants of such Awards for up to 500,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other awards payable in cash subject to this Section 16 granted to any Covered Employee in any one calendar year is $3,000,000.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1 Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

17.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2 Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3 Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4 No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or Restricted Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Compliance with Laws and Regulations

In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

18.6 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10 Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

18.11 Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is June 1, 2011.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, violation of a state or federal criminal law involving the commission of a crime against the Company or a felony, current use of illegal substances, or any act or omission which substantially impairs the Company’s business, good will or reputation, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change of Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the number of then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Board, or (ii) 33% or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Board; provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company” means Outerwall Inc. a Delaware corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 60% of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 60% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 33% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control.”

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change of Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change of Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Outerwall Inc. 2011 Incentive Plan, as amended and restated from time to time.

“Prior Plan” has the meaning set forth in Section 4.1(b).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

OUTERWALL INC.

P.O. BOX 91258

BELLEVUE, WA 98009

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote “FOR” each director nominee under Item 1.
1.	To elect the following two director nominees to serve for a term of three years until Outerwall’s 2019 Annual Meeting of Stockholders.
	Nominees			For	Against	Abstain
1A	Nora M. Denzel			☐	☐	☐

1B	Erik E. Prusch			☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.				For	Against	Abstain

2.	Resolution to approve the 2011 Incentive Plan, as amended and restated by the Board of Directors.			☐	☐	☐

3.	Advisory resolution to approve the compensation of Outerwall’s Named Executive Officers.			☐	☐	☐

4.	Ratification of appointment of KPMG LLP as Outerwall’s independent registered public accounting firm.			☐	☐	☐
NOTE: THE PROXIES SHALL HAVE DISCRETIONARY AUTHORITY TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

OUTERWALL INC.

Annual Meeting of Stockholders

July 7, 2016 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Nelson C. Chan and Donald R. Rench, and each of them, as proxies of the undersigned, with the full power of substitution, to vote all shares of Outerwall Inc. held of record by the undersigned on May 26, 2016, at the Annual Meeting of Stockholders of Outerwall Inc. to be held at the Conifer Building, located at 1450 114th Avenue SE, Bellevue, Washington 98004, on Thursday, July 7, 2016 at 10:00 a.m., local time, and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting.

IMPORTANT- PLEASE DATE AND SIGN THE REVERSE SIDE

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE.

Continued and to be signed on reverse side